                                                                      EXHIBIT 10

                               DATED JANUARY, 2005

                       (1)  THE PERSONS NAMED IN SCHEDULE 1

                            (2) LAKE HOLDINGS LIMITED

                            (3) INTER-TEL LAKE LIMITED

                                (4) INTER-TEL, INC.

                            SHARE PURCHASE AGREEMENT

                 relating to the entire issued share capital in
                           Lake Communications Limited
                             Lake Datacomms Limited
                      Lake Electronic Technologies Limited
                                 Fernway Limited
                               Winbay Pty Limited

                                   ARTHUR COX
                                Earlsfort Centre
                                Earlsfort Terrace
                                    Dublin 2

                    (MAMcL / Docs / Project Lucky / SPA v18)

                                    CONTENTS

CLAUSE                                                                               PAGE
------                                                                               ----
 1       DEFINITIONS AND INTERPRETATION.........................................       4
 2       SALE AND PURCHASE......................................................      15
 3       CONSIDERATION..........................................................      15
 4       EARN-OUT CONSIDERATION.................................................      15
 5       EARN-OUT ACCOUNTS......................................................      17
 6       ACTIONS PENDING COMPLETION.............................................      21
 7       COMPLETION.............................................................      25
 8       COMPLETION ACCOUNTS....................................................      27
 9       CONDUCT OF BUSINESS POST-COMPLETION....................................      28
10       POST-COMPLETION OBLIGATIONS & RIGHTS...................................      33
11       WARRANTIES.............................................................      34
12       THE BUYER'S REMEDIES...................................................      36
13       LIMITATIONS ON THE WARRANTORS' LIABILITY...............................      37
14       RETENTION..............................................................      44
15       WARRANTIES OF THE BUYER AND THE PARENT.................................      45
16       USE OF INTELLECTUAL PROPERTY RIGHTS / INFRINGEMENT CLAIMS..............      45
17       [FURTHER UNDERTAKINGS BY SELLERS]......................................      51
18       INDEMNITIES............................................................      52
19       PENSIONS...............................................................      53
20       GUARANTEE..............................................................      54
21       ASSIGNMENT.............................................................      55
22       ANNOUNCEMENTS..........................................................      56
23       CONFIDENTIALITY........................................................      56
24       COSTS..................................................................      57
25       FURTHER ASSURANCE......................................................      58
26       REMEDIES AND WAIVERS...................................................      58
27       SEVERABILITY...........................................................      58
28       JOINT LIABILITY........................................................      58
29       GENERAL................................................................      59
30       NOTICES................................................................      59
31       GOVERNING LAW AND JURISDICTION.........................................      61
32       ENTIRE AGREEMENT.......................................................      62
33       COUNTERPARTS...........................................................      62

SCHEDULE 1
The Warrantors..................................................................

SCHEDULE 2
The Target Group Companies......................................................

SCHEDULE 3
Items for delivery by the Seller at Completion..................................

SCHEDULE 4
Warranties......................................................................

SCHEDULE 5
Property.................................................................

SCHEDULE 6
The Earn-Out Accounts....................................................

SCHEDULE 7
Registered Intellectual Property Rights..................................

SCHEDULE 8
The Lease................................................................

SCHEDULE 9
The Completion Accounts..................................................

SCHEDULE 11
Finance and Operating Leases.............................................

SCHEDULE 12
The Inter-Company Indebtedness...........................................

AGREED FORM DOCUMENTS

1. Tax Deed

2. Disclosure Letter

3. Service Agreements

4. Lease

5. Pre-Completion Reorganisation Documents

6. Escrow Agreement

THIS AGREEMENT is made on                   January, 2005

BETWEEN:

(1)   THE PERSONS NAMED IN SCHEDULE 1 (the "WARRANTORS");

(2) LAKE HOLDINGS LIMITED, a company incorporated in Ireland with registration number 36890 and having its registered office at Beech House, Greenhills Road, Tallaght, Dublin 24 (the "SELLER");

(3) INTER-TEL LAKE LIMITED, a company incorporated in Ireland with registered number 391185 and having its registered office at Beech House, Greenhills Road, Tallaght, Dublin 24 (the "BUYER"); and

(4) INTER-TEL, INC., a company incorporated under the laws of the state of Arizona, USA, with its principal place of business at 1615 South 52nd Street, Tempe, Arizona 85281 USA (the "PARENT").

BACKGROUND:

(A) The Seller is either directly or indirectly the legal and beneficial owner of the Shares, which represent the entire issued share capital of the Target Group.

(B) The Seller has agreed to sell and the Buyer has agreed to purchase the Shares on the terms and subject to the conditions of this Agreement.

(C) The Parent has agreed to guarantee the performance of the payment obligations of the Buyer set out in this Agreement on the terms and conditions set out in this Agreement. The Warrantors have agreed to guarantee the performance of and procure the compliance with the obligations of the Seller set out in this Agreement on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

      1.1 In this Agreement the following expressions shall have the following meanings namely:

            "1963 ACT" means the Companies Act, 1963;

            "1990 ACT" means the Companies Act, 1990;

            "1999 ACT" means the Companies (Amendment) Act, 1999;

            "1999 NO. 2 ACT" means the Companies (Amendment) (No. 2) Act, 1999;

            "2001 ACT" means the Company Law Enforcement Act 2001;

            "ACCOUNTING STANDARDS" means accounting principles, standards and practices generally accepted in Ireland at the date of this Agreement consistently applied with prior periods;

            "ACCOUNTS" means the audited balance sheet as at the Last Accounting Date and the audited profit and loss account for the period ended on the Last Accounting Date of each Target Group Company (together with the related cashflow statements, directors' reports and auditors' reports) and includes all notes and other documents annexed thereto in accordance with any legal requirement or otherwise;

            "ACCOUNTS RECEIVABLE" means an amount equal to any prepayments made by the Target Group Companies and the amounts due and payable from debtors of the Target Group Companies (including the Motorola Payment) less any reserves or provisions against such amounts and less any accounts receivable owing for more than ninety (90) days;

            "A DIRECTOR" means an A Director of the Buyer or a Target Group Company as that term is defined in the Articles of Association of the relevant company;

            "AGREED FORM" in relation to any document means that document in the form agreed and initialled for the purposes of identification by the Buyer's Solicitors on behalf of the Buyer and the Seller' Solicitors on behalf of the Seller;

            "AGREEMENT" means this agreement and the schedules hereto;

            "ANNUALISED EBIT" has the meaning given to the term in Clause
            4.7(a);

            "ANNUALISED REVENUE AMOUNT" has the meaning given to the term in Clause 4.7(b);

            "BUSINESS" means all of the design, manufacture, sales and service of the telecommunications business of the Target Group as carried on by the Target Group at Completion;

            "BUSINESS DAY" means a day (other than a Saturday or a Sunday) on which banks are open for business in Dublin;

            "BUSINESS PLAN" means the business plan for the Target Group in the Agreed Form set out at Schedule 10 of this Agreement;

            "BUYER GROUP" means the Buyer, any subsidiary or associated undertaking of the Buyer, any holding company of the Buyer and any subsidiary or associated undertaking of such holding company;

            "BUYER PAYMENTS" has the meaning given to it in Clause 14.1;

            "BUYER'S SOLICITORS" means Arthur Cox of Earlsfort Centre, Earlsfort Terrace, Dublin 2;

            "CASH" means cash at bank or in hand;

            "COMPLETION" means completion of the sale and purchase of the Shares in accordance with this Agreement;

            "COMPLETION ACCOUNTS" means the accounts of the Target Group prepared in accordance with Schedule 9;

            "COMPLETION ACCOUNTS DATE" means the Completion Accounts Date as determined pursuant to Schedule 9;

            "COMPLETION DATE" means the date on which Completion takes place as determined pursuant to Clause 7;

            COMPLETION DISCLOSURE LETTER" means the letter from the Warrantors to the Buyer in relation to the Warranties to be delivered at Completion and referred to in Clause 5.5;

            "CONDITIONS" means the conditions specified in Clause 5.1;

            "CONNECTED PERSON" and "CONNECTED" means a person who would be connected with another person for the purposes of Section 26 of the Companies Act, 1990 if that other person was a director of a company;

            "CONFIDENTIAL INFORMATION" means all information not at present in the public domain used in or otherwise relating to the business, customers or financial or other affairs of a Target Group Company including, without limitation, information relating to:

            (a) the marketing of any products or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials; and

            (b) projects, business development or planning, commercial relationships and negotiations, which are contemplated or ongoing, or which are in existence (as the case may be) as at the Completion Date;

            "CONSIDERATION" means the price payable for the Shares, specified in Clause 3.1;

            "CURRENT LIABILITIES" means an amount equal to the sum of amounts owing to trade creditors and normal operating accruals and Other Current Liabilities;

            "DAIDALOS AGREEMENT" means Contract Number 506997 among Portugal Telecom Inovacao, SA, Telenor Communication II AS, Telefonica Investigacion y Desarrollo sa Unipersonal, Eurescom - European Institute for Research and Strategic Studies in Telecommunications GMbh, Telecom Italia SPA, Polska Telefonia Cyfrowa SP. Z O.O., Telediffusion de France SA, Hellenic Telecommunications Organization SA, Motorola SAS, Siemens

            Aktiengesellschaft, NEC Europe Limited, Lucent Technologies Nederland BV, Udcast SA, BMW Forschung und Technik GMbh, SES Astra SA, Fraunhofer Gesellschaft zur Foerderung der Angewandten Forschung EV, Deutsches Zentrum Fuer Luft und Raumfahrt EV, Institut Eurecom GIE, Institute for Infocomm Research, Instituto de Telecomunicacoes, Universitaet Stuttgart, Universidad Carlos II de Madrid, Zavod za Varnostne Tehnologije Informacijske Druzbe in Elecktronsko Poslovanje, Akademia Gorniczo-Hutnicza im Stanislawa W Krakowie, Heriot Watt University, Institute of Communication and Computer Systems, Agora Systems SA, HW Communications Limited, Communication Networks Aachen GMbh, France Telecom SA, Eidgenoessische Technische Hochschule Zuerich, Waterford Institute of Technology, the Seller, Instytut Technik Telekomunikacyjnych I Informatycznych SP Z OO, UH Communications AS, China Academy of Telecommunication Research, Instituto de Engenharia de Sistemas e Computadores do Porto, Universidade do Porto, Universitet ULM, Technische Universitaet Braunschweig, Universidad de Murcia, Jozef Stefan Institute, university of Lancaster, Temagon Technology and Management Consultancy Services SA and Centro di Ricerca in Matematica Pura ed Applicata - Consorzio in respect of a project called "Designing Advanced Interfaces for the Delivery and Administration of Location independent Optimised personal Services" dated 11th December, 2003;

            "DISCLOSURE LETTER" means the letter of today's date from the Warrantors to the Buyer in relation to the Warranties;

            "DOMAIN NAMES" means all trademark, service mark, assumed names, corporate names and other names used by the Target Group on the internet or in government filing offices;

            "EARN-OUT ACCOUNTS" means the accounts of the Target Group prepared in accordance with Schedule 6;

            "EARN-OUT ACCOUNTS DATE" means the Earn-Out Accounts Date as determined in accordance with Schedule 6;

            "EARN-OUT CONSIDERATION" means the sum of the EBIT Consideration and the Revenue Consideration;

            "EARN-OUT DATE" means the date eighteen months after the Completion Date;

            "EARN-OUT PERIOD" means the period commencing on the Completion Date and ending on the day eighteen (18) months following the Completion Date;

            "EBIT" has the meaning given to the term in Schedule 6;

            "EBIT CONSIDERATION" means the sum (if any) payable by the Buyer to the Seller pursuant to Clause 4.4;

            "EBIT TARGET" means USD5,733,000 (five million seven hundred and thirty three thousand US dollars);

            "EBITDA" means earnings before interest, tax, depreciation and amortisation;

            "ENCUMBRANCE" means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect, other than reservation of title over stock in trade arising in the ordinary course of business;

            "ENVIRONMENT" has the meaning given to it in paragraph 20 of
            Schedule 4;

            "ESCROW AGENTS" has the same meaning as in the Escrow Agreement;

            "ESCROW AGREEMENT" means the escrow agreement in Agreed Form to be entered into by, inter alios, the Buyer and the Seller at Completion;

            "ESCROW AMOUNT" means USD6,000,000 (six million US dollars);

            "ESCROW FUND" has the same meaning as in the Escrow Agreement;

            "EURIBOR" means:

            (a) the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays an average rate of the Banking Federation of the European Union for the euro (currently page 248) for three months at 11.00am (Brussels time) on the quotation date or, if such page or service ceases to be available, such other page or other service for the purpose of displaying an average rate of the Banking Federation of the European Union agreed by the parties; or

            (b) if no quotation for the relevant period is displayed and the parties have not agreed an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates at which each of the Reference Banks was offering to prime banks in the European interbank market deposits in the euro of an equivalent amount for such period at 11.00am (Brussels time) on the quotation date;

            "EURO" or "EUR" means the currency unit of the participating Member States of the European Union as defined in Recital (2) of Council Regulation 974/98/EC on the introduction of the euro;

            "FERNWAY" means Fernway Limited, particulars of which are set out in
            Schedule 2;

            "INDEBTEDNESS" means the aggregate amount of borrowings of any nature whatsoever of any Target Group Company (including payments due under the finance and operating leases listed in Schedule 11), plus the amount of any bonuses payable to employees related to this transaction, plus the amount of all non-trading liabilities and all liabilities outside the ordinary course of business (including, without limiting the generality of the foregoing, net unfunded pension obligations or other unfunded commitments to employees);

            "INDEMNITIES" means the indemnities set out in Clauses 12, 18 and 19;

            "INFORMATION TECHNOLOGY" means all computer systems, communication systems, software and hardware owned or licensed by or to any Target Group Company;

            "INITIAL CONSIDERATION" means USD17,293,818 (seventeen million two hundred and ninety-three thousand eight hundred and eighteen US dollars);

            "INTELLECTUAL PROPERTY" means patents (including supplementary protection certificates), trade marks, service marks, registered designs, utility models, design rights, topography rights, copyrights (including copyright in computer programs) database rights, inventions, Confidential Information, business or trade names (including the Name), get-up, Domain Names, and all other intellectual property and neighbouring rights and rights of a similar or corresponding character (including all associated goodwill), and all applications for, or for the protection of, any of the foregoing;

            "INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property used, or required to be used, by a Target Group Company in, or in connection with, the Business (excluding Know-How);

            "INTER-COMPANY INDEBTEDNESS" means the aggregate sum of the total amounts due and owing by Target Group Companies to the Seller as at the Completion Date;

            "INTEREST RATE" means EURIBOR plus two (2) percent per annum;

            "INVENTORY" means an amount equal to the value of the trading stock or inventory of any Target Group Company, acquired during the twelve
            (12) months prior to the Completion Date less any reserves or provisions against such amount;

            "KEY PERSONNEL" means each of Anthony Bermingham, Caoimhin O'Laoi, Michael O'Dwyer, Ciaran Kelly and Michael Tope;

            "KNOW-HOW" means all information, trade secrets and techniques (not publicly known) held in any form (including, without limitation, paper, electronically stored data, magnetic media, film and microfilm) including, without limitation, that comprised in or derived from drawings, data, reports, project reports, formulae, specifications, testing procedures, test results, component lists, instructions, manuals, brochures, catalogues and process descriptions, market forecasts, lists and particulars of customers and suppliers;

            "LCL" means Lake Communications Limited, particulars of which are set out in Schedule 2;

            "LDL" means Lake Datacomms Limited, particulars of which are set out in Schedule 2;

            "LAST ACCOUNTING DATE" means 30th September 2003;

            "LEASE" means the lease in the Agreed Form between the Seller and LCL in respect of the Property which is to be entered into at Completion and which is set out in Schedule 8;

            "LET" means Lake Electronic Technologies Limited, particulars of which are set out in Schedule 2;

            "MANAGEMENT ACCOUNTS" means the unaudited profit and loss account and balance sheet and cashflow statement of each Target Group Company for the accounting period beginning on the next day following the Last Accounting Date and ended on 31st December, 2004 and attached to the Disclosure Letter;

            "MOTOROLA PAYMENT" means the amount of USD395,000 (three hundred and ninety-five US dollars) which is due from Motorola to the Target Group in June, 2005;

            "NAME" means "Lake";

            "NET ASSET VALUE" means the combined net asset value of the Target Group Companies on the Completion Date calculated in accordance with the Schedule 9 being the sum of fixed assets plus Cash plus Accounts Receivable plus Inventory, less the sum of Current Liabilities and Indebtedness;

            "OTHER CURRENT LIABILITIES" shall include repayable research and development grants and corporation tax, but shall not include any deferred acquisition consideration;

            "PLANNING ACTS" means the Local Government (Planning & Development) Acts 1963 to 1999, the Planning & Development Acts 2000 and 2001, the Building Control Act 1990 and any statutory modification or re-enactment thereof for the time being in force and any regulations or orders for the time being made thereunder;

            "PRE-COMPLETION REORGANISATION" means the reorganisation of the companies comprising the Seller Group and the Target Group to be effected prior to Completion whereby:

            (I)   The Seller and LCL will enter into the Lease; and

            (II) The shares in the Target Group Companies held by employees or former employees of the Target Group or Seller Group (or any person other than another Target Group Company) will be transferred to a Target Group Company or redeemed and cancelled;

            "PROPERTY" means the property short particulars of which are set out in the Property Schedule and includes a part of the property;

            "PROPERTY SCHEDULE" means Schedule 5;

            "REFERENCE BANKS" means the principal Dublin offices of Allied Irish Banks, Bank of Ireland and Ulster Bank or such other banks agreed between the parties from time to time;

            "REVENUE AMOUNT" has the meaning given to the term in Schedule 6;

            "REVENUE CONSIDERATION" means the sum (if any) payable by the Buyer to the Seller pursuant to Clause 4.5;

            "REVENUE TARGET" means USD56,233,000 (fifty six million, two hundred and thirty three thousand US dollars);

            "SELLER GROUP" means the Seller's Parent, the Seller and any company wholly or partly, directly or indirectly owned by the Seller's Parent or the Seller, or any associated undertaking of the Seller or the Seller's Parent;

            "SELLER'S PARENT" means Cadamstown Limited, a company incorporated in Ireland with registered number 173200, whose registered office is Beech House, Greenhills Road, Tallaght, Dublin 24;

            "SELLER'S SOLICITORS" means Mason Hayes & Curran, 6 Fitzwilliam Square, Dublin 2;

            "SERVICE AGREEMENTS" means the service agreements to be entered into between LCL and each of the Key Personnel;

            "SHARES" means the entire issued share capital of LCL, LDL, Fernway (to the extent not already owned by LDL), Winbay and LET (to the extent not already in the direct ownership of LCL) further particulars of which are set out in Schedule 2 and which are to be purchased by the Buyer under the terms of this Agreement;

            "SUBSIDIARY UNDERTAKING" means a subsidiary undertaking within the meaning of the European Communities (Companies - Group Accounts) Regulations 1992;

            "TARGET GROUP" means LCL, LDL, Fernway, LET and Winbay and the term "TARGET GROUP COMPANY" means any one of them;

            "TARGET GROUP KNOW-HOW" means all information and techniques (not publicly known) owned by a Target Group Company or used, or required to be used, by a Target Group Company in, or in connection with, the Business, held in any form (including, without limitation, paper, electronically stored data, magnetic media, film and microfilm) including, without limitation, that comprised in or derived from drawings, data, reports, project reports, formulae, specifications, testing procedures, test results, component lists, instructions, manuals, brochures, catalogues and process descriptions, market forecasts, lists and particulars of customers and suppliers (excluding the Intellectual Property Rights in existence);

            "TARGET INTER-COMPANY INDEBTEDNESS" means the aggregate sum of EUR8,153,364 (eight million one hundred and fifty-three thousand three hundred and sixty-four euro) (the US dollar equivalent of which is USD10,706,182 (ten million seven hundred and six thousand one hundred and eighty-two US dollars)) being the total amounts due and owing by Target Group Companies to the Seller as at 31st December, 2004, as more particularly set out in Schedule 12;

            "TARGET NAV" has the same meaning as in Clause 8.2;

            "TAX" and "TAXATION" means all forms of taxation, duties, imposts and levies, and includes (without limiting the generality of the foregoing) corporation tax, corporation profits tax, advance corporation tax ("ACT"), capital gains tax, development land tax, rates, water rates, capital transfer tax, inheritance tax, gift tax, capital acquisitions tax, residential property tax, value added tax, income tax, dividend withholding tax, pay related social insurance, national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties any other import or export duties, stamp duty, stamp duty reserve tax, companies capital duty, tax on turnover or profits, sales tax, and any other amounts corresponding thereto and all other taxes, rates, levies, fines, duties or other fiscal impositions of any kind whatsoever, whether imposed by government, municipal or local authority or otherwise, or other sums paid in respect of Tax or Taxation (including in particular but without derogating from the generality of the foregoing any interest, fine, charge, surcharge or penalty) whether arising under the laws of Ireland or those of any other jurisdiction and whether incurred as principal, agent, trustee, indemnitor or otherwise, and regardless of whether such taxes, penalties, charges, levies, fines, surcharges and interest are directly or primarily chargeable against or attributable to any Target Group Company or any other person, firm or company and whether or not the Buyer or any Target Group Company is or may be entitled to claim reimbursement thereof from any other person or persons;

            "TAX AUTHORITY" or "TAXATION AUTHORITY" means the Revenue Commissioners, and any other local, municipal, governmental, state, federal or other fiscal authority or body anywhere in the world;

            "TAX DEED" means the deed of tax covenant in the agreed form between the Seller, the Buyer and the Target Group Companies;

            "TAX WARRANTIES" means the warranties contained in paragraph 6 of
            Schedule 4;

            "TCA" means Taxes Consolidation Act, 1997;

            "TERRITORY" means anywhere in the world where the Target Group's products are manufactured, purchased or sold at the date of this Agreement;

            "TITLE WARRANTIES" means Warranties 3(a) and 3(b);

            "USD" or "DOLLAR" means the U.S. dollar, the currency unit of the United States of America;

            "WARRANTIES" means the warranties contained in Schedule 4 and "WARRANTY" means any of them;

            "WINBAY" means Winbay Pty Limited, particulars of which are set out in Schedule 2;

            "WORKING HOURS" means 8.30am to 5.30pm on a Business Day.

      1.2   In this Agreement:

            (a) words and expressions which are defined in the Companies Acts 1963 to 2003 (the "COMPANIES ACTS") shall have the same meanings as are ascribed to them in the Companies Acts;

            (b) reference to a Clause, paragraph or Schedule, unless otherwise specified, is a reference to a clause, paragraph of or schedule to this Agreement;

            (c) reference to writing or similar expressions includes, unless otherwise specified, transmission by telecopier or comparable means of communication;

            (d) references to a "COMPANY" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

            (e) references to a "PERSON" shall be construed so as to include any individual, firm, company, government, state or agency of a state, local authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

            (f) reference to a person includes a reference to that person's legal personal representatives and successors;

            (g) a reference to any statute or statutory provision shall be construed as a reference to (i) the laws of Ireland unless otherwise specified and (ii) the same as it may have been, or may from time to time be, amended, modified or re-enacted;

            (h) any reference to a "DAY" or a "BUSINESS DAY" shall mean a period of twenty four (24) hours running from midnight to midnight;

            (i)   references to times are to time in Ireland;

            (j)   references to a "MONTH" shall mean a calendar month;

            (k) a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time;

            (l) any phrase introduced by the terms "INCLUDING", "INCLUDE", "IN PARTICULAR" or other similar expression shall be construed as illustrative and shall not limit the sense or meaning of the words preceding those terms; and

            (m)   references to the singular include the plural and vice versa;
                  and

            (n) references to the masculine include the feminine and vice versa.

      1.3 All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.

      1.4 A reference in Clause 11 and Schedule 4 to the Warrantors' knowledge, information, belief or awareness is deemed to include the knowledge, information, belief or awareness of the Warrantors and the knowledge, information, belief or awareness which the Warrantors would have had if the Warrantors had made all reasonable enquiries.

      1.5 Subject to the provisions of Clause 11.8, where any party to this Agreement is more than one person then (except in respect of Clauses 2 and 17):

            (a) the Warranties, agreements and obligations contained in this Agreement on the part of such parties shall be construed and take effect as joint Warranties, agreements and obligations and the act or default of any one of them shall be deemed to be the act or default of each of them;

            (b) reference to that party shall refer to each of those persons or any of them as the case may be; and

            (c) the benefits contained in this Agreement in favour of such party shall be construed and take effect as conferred in favour of all such persons collectively and each of them separately.

      1.6 Where any conversion between euro and US dollars is required to be made pursuant to the provisions of this Agreement (a "CONVERSION CALCULATION"), the conversion rate to be used for the purposes of the Conversion Calculation shall be the mean of the euro/US dollar exchange rates for each of the twenty (20) Business Days immediately prior to the date on which the Conversion Calculation is made, as calculated by the Exchange Rate Office of the Central Bank of Ireland.

2.    SALE AND PURCHASE

      2.1 The Seller agrees to sell as beneficial owner and the Buyer shall purchase the Shares free from all Encumbrances together with all rights of any nature whatsoever now or after the date of this Agreement attaching or accruing to them.

      2.2 The Seller waives and shall procure that there will be waived before Completion, all rights of pre-emption and other restrictions on transfer over the Shares conferred on it or any other person under the articles of association of any Target Group Company or otherwise.

3.    CONSIDERATION

      3.1 The aggregate Consideration payable by the Buyer to the Seller for the Shares is the sum of the Initial Consideration and the Earn-Out Consideration (if any)

            (a) Minus any sums payable by the Warrantors or the Seller to the Buyer pursuant to Clauses 8 and/or 13.6; and

            (b)   Plus any sums payable by the Buyer to the Seller.

      3.2 On Completion the Buyer shall pay the Initial Consideration to the Seller.

4.    EARN-OUT CONSIDERATION

      4.1 Subject to the remaining provisions of this Clause 4, the Earn-Out Consideration (if any) shall be payable by the Buyer to the Seller within ten (10) Business Days of the Earn-Out Accounts Date. For the avoidance of doubt, the payment obligation of the Buyer contained in this Clause 4.1 shall not be affected by the termination (whether voluntary or otherwise) of any Warrantor's employment with the Target Group at any time prior to the end of the Earn-Out Period.

      4.2 If, during the Earn-Out Period, the Buyer or any Target Group Company suffers loss as a result of any breach by any of the Warrantors of their respective Service Contracts then, to the extent that any such loss has not already been recovered by the Buyer or the relevant Target Group Company from the Escrow Fund or reimbursed by the Warrantor who was in breach of the Service Contract, the amount of the Earn-Out Consideration (if any) payable to the Seller for the sale of the Shares shall be reduced by the amount of such loss.

      4.3 The Earn-Out Consideration shall not exceed USD17,600,000 (seventeen million, six hundred thousand US dollars).

      4.4 The EBIT Consideration (if any) payable under this Agreement shall be calculated as follows:

            (a) Where Annualised EBIT is less than sixty (60) percent of the EBIT Target, the EBIT Consideration payable to the Seller shall be nil.

            (b) Where Annualised EBIT is equal to sixty (60) percent of the EBIT Target, the EBIT Consideration payable to the Seller shall be an amount equal to USD5,333,000 (five million three hundred and thirty three thousand US dollars).

            (c) Where Annualised EBIT is equal to ninety (90) percent of the EBIT Target, the EBIT Consideration payable to the Seller shall be an amount equal to USD10,667,000 (ten million six hundred and sixty seven thousand US dollars).

            (d) Where Annualised EBIT is equal to or greater than one hundred and ten (110) percent of the EBIT Target, the EBIT Consideration payable to the Seller shall be an amount equal to USD11,733,000 (eleven million seven hundred and thirty three thousand US dollars).

            (e) Where Annualised EBIT is greater than sixty (60) percent of the EBIT Target but less than ninety (90) percent of the EBIT Target, the EBIT Consideration shall be calculated pro rata by reference to the amounts payable under Clauses 4.4(b) and 4.4(c).

            (f) Where Annualised EBIT is greater than ninety (90) percent of the EBIT Target but less than one hundred and ten (110) percent of the EBIT Target, the EBIT Consideration shall be calculated pro rata by reference to the amounts payable under Clauses 4.4(c) and 4.4(d).

      4.5 No Revenue Consideration shall be payable under this Agreement unless the Annualised EBIT is equal to or greater than sixty (60) percent of the EBIT Target.

      4.6 Subject to Clause 4.5, the Revenue Consideration (if any) payable under this Agreement shall be calculated as follows:

            (a) Where the Annualised Revenue Amount is less than sixty (60) percent of the Revenue Target, the Revenue Consideration payable to the Seller shall be nil.

            (b) Where the Annualised Revenue Amount is equal to sixty (60) percent of the Revenue Target, the Revenue Consideration payable to the Seller shall be an amount equal to USD2,667,000 (two million six hundred and sixty seven thousand US dollars).

            (c) Where the Annualised Revenue Amount is equal to ninety (90) percent of the Revenue Target, the Revenue Consideration payable to the Seller shall be an amount equal to USD5,333,000 (five million three hundred and thirty three thousand US dollars).

            (d) Where Annualised Revenue is equal to or greater than one hundred and ten (110) percent of the Revenue Target, the Revenue Consideration payable to the Seller shall be an amount equal to USD5,867,000 (five million eight hundred and sixty seven thousand US dollars).

            (e) Where the Annualised Revenue Amount is greater than sixty (60) percent of the Revenue Target but less than ninety (90) percent of the Revenue Target, the Revenue Consideration payable to the Seller shall be calculated pro rata by reference to the amounts payable under Clauses 4.6(b) and 4.6(c).

            (f)   Where the Annualised Revenue Amount is greater than ninety
                  (90) percent of the Revenue Target but less than one hundred and ten (110) percent of the Revenue Target, the Revenue Consideration payable to the Seller shall be calculated pro rata by reference to the amounts payable under Clauses 4.6(c) and 4.6(d).

      4.7   For the purposes of this Clause 4:

            (a)   "ANNUALISED EBIT" means:

                  (A/18) x 12

                  where "A" is EBIT;

            (b)   "ANNUALISED REVENUE AMOUNT" means:

                  (B/18) x 12

                  where "B" is the Revenue Amount; and

            (c) the Annualised EBIT and the Annualised Revenue Amount shall be calculated on the basis of the Earn-Out Accounts, which shall be prepared and agreed in accordance with the provisions of
                  Schedule 6.

5.    CONDITIONS

      5.1 Completion is subject to and conditional upon the following conditions being satisfied, or in the case of the Conditions in Clauses 5.1(a) to 5.1(j), waived by the Buyer, on or before the Completion Date:

            (a) Such third party consents, approvals, authorisations or releases (including the consent of Enterprise Ireland and Ulster Bank) as are necessary for the completion of the sale and transfer of the Shares being obtained by the Seller and the Buyer as the case may be.

            (b) A letter, in a form reasonably satisfactory to the Buyer, addressed to each Target Group Company from each of BT, Commander Australia Limited and TT Electronic Manufacturing Services Limited confirming its consent to the transaction contemplated by this Agreement and waiving any rights they may have to terminate their respective contracts with the Target Group as a result of such transaction.

            (c) An agreement in a form reasonably satisfactory to the Buyer between Commander Australia Limited, Lake Holdings Limited, the Buyer and the Target Group Companies novating the existing contract between Commander Australia Limited and Lake Holdings Limited for the benefit of the Buyer and the Target Group.

            (d) The Warranties being true and correct in all material respects both on the date of this Agreement and on Completion subject to the matters disclosed in the Disclosure Letter and the Completion Disclosure Letter respectively.

            (e) There having been no material adverse change in the Target Group's business, assets or financial condition since the Last Accounting Date and the Warrantors not being aware of any fact or circumstance which is likely to cause a material adverse change to the prospects of the Target Group other than exchange rate movements between the euro and the US dollar.

            (f) Evidence in a form satisfactory to the Buyer that before, or as soon as practicable, and in any event within ten (10) Business Days, following Completion, the security registered in the Companies Registration Office in Dublin, or the companies registry of any other jurisdiction in which a member of the Target Group is incorporated or the trademark, patent or land registry of any jurisdiction world-wide which is created in favour of Ulster Bank Limited or Ulster Bank Markets Limited or Ulster Bank Commercial Services Limited or any other person by any member of the Target Group will be released;

            (g) No temporary restraining order or preliminary or permanent injunction, judgment, order or decree or any court or governmental or regulatory authority or competent jurisdiction prohibiting the sale and purchase of the Shares or the other transactions contemplated hereby being in effect.

            (h) No suit, action or proceeding being pending or threatened before or by any court or governmental or regulatory authority
                  (A) seeking to
                  restrain or prohibit the sale and purchase of the Shares or other transactions contemplated hereby or (B) seeking damages or other relief in connection with the execution and delivery of this Agreement or the consummation of the purchase and sale of the Shares and the other transactions contemplated hereby.

            (i) Save as contemplated by Clause 5.1(j), no change having taken place to the capital structure of any Target Group Company, including without limitation, any transfer issue, purchase or redemption of shares or variation in any of the rights attaching to shares.

            (j) The acquisition and/or redemption by the Seller or a Target Group Company of all of the issued shares in LET and Fernway not owned by the Seller or a Target Group Company, at no net cost to the Target Group or the Buyer.

            (k) The Target Group having been "de-grouped" from the Seller's VAT group.

      5.2 The Buyer shall be entitled at its discretion to waive compliance in whole or in part with the Conditions on any terms it decides.

      5.3 The Seller and the Warrantors shall use all reasonable endeavours to achieve satisfaction of each of the Conditions set out in Clauses 5.1(a) to 5.1(j) as soon as possible before the date set for Completion in Clause 7.1, and the Parent agrees, for the purposes of the Seller obtaining the consent of Enterprise Ireland ("EI") (as required by Clause 5.1(a)) and the consent of TT Electronic Manufacturing Services Limited ("TTEMS") (as required by Clause 5.1(b)), to:

            (a) give a letter of comfort to TTEMS in substantially the same form as the letter of comfort given by the Seller to TTEMS prior to the date of this Agreement; and

            (b) to enter into a guarantee with EI whereby the Parent and/or the Buyer undertakes to guarantee the payment obligations of LDL and LCL pursuant to the grants set out in Schedule 1 of a draft letter dated 10th September, 2004 from EI to Caoimhin O'Laoi;

            (copies of which have been furnished to the Parent prior to the execution of this Agreement).

      5.4 If at any time the Seller or the Warrantors become aware of a fact or circumstance that appears likely to prevent any of the Conditions being satisfied, they shall inform the Buyer as soon as practicable, but in any event no later than two (2) Business Days after the date on which the Seller or the Warrantors become so aware.

      5.5   (a)   A draft of the Completion Disclosure Letter will be provided to the Buyer and the Buyer's Solicitors at least five (5)
                  Business Days prior to the date set for Completion in Clause
                  7.1.

            (b) The Completion Disclosure Letter shall only disclose facts or circumstances that are exceptions to the Warranties that occur between the date of this Agreement and Completion.

            (c) Having reviewed the facts and circumstances disclosed in the Completion Disclosure Letter:

                  (i) if the facts and circumstances disclosed in the Completion Disclosure Letter disclose breaches of Warranties with a value equal to or in excess of USD100,000, the Buyer may, in its sole discretion, rescind this Agreement; or

                  (ii) if the facts and circumstances disclosed in the Completion Disclosure Letter disclose breaches of Warranties with a value less than USD100,000, the Buyer shall not rescind this Agreement on the basis of such disclosures.

            (d) Notwithstanding the provisions of Clause 5.5(c) or any other provision of this Agreement, if facts or circumstances are disclosed in the Completion Disclosure Letter which constitute a breach of the Warranties between the date of this Agreement and Completion, such facts or circumstances shall not qualify the Warranties in any way and the limitations set out in Clauses 13.1(a) and 13.1(b) shall not apply to claims for breach of Warranty arising from matters disclosed in the Completion Disclosure Letter ("COMPLETION WARRANTY CLAIMS").

                  If any facts or circumstances that are exceptions to the Warranties occur between the date of this Agreement and Completion but are not disclosed in the Completion Disclosure Letter, then Clauses 13.1(a) and 13.1(b) shall not apply to claims for breach of Warranty arising from such facts or circumstances which are made after Completion. However, for the avoidance of doubt, the provisions of this Clause 5.5(d) shall not affect the application of Clauses 13.1(a) and 13.1(b) to claims arising after Completion in respect of any breach of the Warranties which is not based on (i) facts or circumstances disclosed in the Completion Disclosure Letter or
                  (ii) facts or circumstances which occurred between the date of this Agreement and Completion.

      5.6 Subject to Clause 5.8, if any of the Conditions have not been satisfied by 11 am on the date set for Completion in Clause 7.1, then on that date the Buyer may at its option (but without prejudice to any other right or remedy it may have) by notice in writing to the Seller:

            (a)   waive the Conditions;

            (b) postpone the date for Completion to a date falling not more than thirty (30) Business Days after the date set for Completion in Clause 7.1; or

            (c)   rescind this Agreement.

      5.7 If the Buyer postpones the date for Completion in accordance with Clause 5.6 then the provisions of this Agreement shall apply as if the date set for Completion in Clause 7.1 were the date to which Completion is so postponed.

      5.8 The Buyer may only elect to postpone the date for Completion in accordance with Clause 5.6 on one occasion.

      5.9 If the Buyer elects to rescind this Agreement in accordance with Clauses 5.5 or 5.6 then all rights and obligations of the parties shall cease to have effect immediately upon rescission except that rescission shall not affect the accrued rights and obligations of the parties at the date of rescission provided that the maximum aggregate liability of any party pursuant to this Clause 5.9 shall not exceed USD200,000 (two hundred thousand US dollars).

6.    ACTIONS PENDING COMPLETION

      6.1 The Warrantors and the Seller hereby covenant with and undertake to the Buyer that neither they nor any Target Group Company shall at any time prior to Completion without the prior written consent of the Buyer deliberately do, allow or procure any act or omission which would (or would be likely to) cause, constitute or result in a breach of the Warranties or which would cause any of the Warranties to be untrue, incorrect or misleading. If such an act or omission shall occur prior to Completion, the Seller and the Warrantors shall take all necessary steps to remedy (to the extent that it is possible to do so) the situation resulting or likely to result in a breach of Warranty.

      6.2 The Warrantors and the Seller hereby covenant with and undertake to the Buyer that no action will be deliberately taken (save as herein otherwise contemplated or required) by the Warrantors, the Seller or any Target Group Company which prejudices the continuance for the benefit of a Target Group Company of any or all contracts, engagements, business connections and orders subsisting at the date hereof or hereafter in relation to the Business. If such action shall be taken, the Seller and the Warrantors shall take all necessary steps to remedy (to the extent that it is possible to do so) the situation and prevent the discontinuance of any such contract, engagement, business connection or order.

      6.3 The Warrantors and the Seller hereby covenant with and undertake to the Buyer that the Buyer and its agents will, upon reasonable notice, be allowed access to the books and records of each Target Group Company including, without limitation, the statutory books, minute books, leases and contracts in the possession or control of a Target Group Company.

      6.4 The Warrantors and the Seller hereby covenant with and undertake to the Buyer that the Warrantors and the Seller shall not, at any time prior to Completion:

            (a) dispose or attempt to dispose of any interest in the Shares or grant any option over, or mortgage, charge or otherwise encumber or dispose of any of the Shares; or

            (b) enter into discussions with any persons as regards the Shares or any possible sale of the Business or a material part of the Business.

      6.5 Without prejudice to the foregoing, the Warrantors and the Seller hereby covenant with and undertake to the Buyer that each Target Group Company shall not at any time prior to Completion without the prior written consent of the Buyer:

            (a) except as contemplated by Condition 5.1(j), permit or cause to be proposed any alteration to its share capital (including any increase thereof) or the rights attaching to its shares;

            (b) except as contemplated by Condition 5.1(j), create, allot, issue, redeem, consolidate, convert or sub-divide any share or loan capital or grant or agree to grant any options for the issue of any share or loan capital;

            (c) except as contemplated by Condition 5.1(j), subscribe or otherwise acquire, or dispose of any shares in the capital of any company;

            (d) acquire or dispose of the whole or part of the undertaking of it or of any other person, firm or company or acquire or dispose of an asset except in the ordinary course of its business or assume or incur a liability, obligation or expense (actual or contingent) except in the ordinary course of its business;

            (e) except as contemplated by Condition 5.1(j), send any notice to its shareholders or pass any shareholder resolution;

            (f) cease or propose to cease to carry on its business or be wound up or enter into receivership, or any form of management or administration over its assets;

            (g) permit or suffer any of its insurances to lapse or do anything which would make any policy of insurance void, null or voidable or might result in an increase in the premium payable under any policy of insurance or prejudice the ability to effect equivalent insurance in the future;

            (h) apply or permit its directors to apply to petition to the Court for an examinership or similar order to be made in respect of it;

            (i) make any change to its auditors, its bankers or the terms of the mandate given to such bankers in relation to its account(s), or its accounting reference date;

            (j) except as contemplated by Condition 5.1(j) or by execution of the Lease, enter into or vary any transaction or arrangement with, or for the benefit of any of its directors or shareholders or any other person who is a Connected Person with any of its directors or shareholders;

            (k) borrow monies (other than by way of its agreed overdraft facility) or accept credit (other than normal trade credit) or make payments out of or drawings on its bank accounts other than in accordance with its usual practice prior to the date of this Agreement or amend the terms of its borrowings or indebtedness in the nature of borrowing;

            (l)   make any payment otherwise than on an arm's length basis;

            (m) enter into or give or permit or suffer to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body;

            (n) propose, pay, declare or make any dividend or propose, declare or make any other distribution;

            (o)   enter into any partnership or joint venture;

            (p) incur any capital expenditure (including obligations under hire purchase and leasing arrangements) exceeding in aggregate EUR100,000 (one hundred thousand euro) or as regards any single item EUR50,000 (fifty thousand euro);

            (q) dispose of any asset of a capital nature with a book or market value in excess of EUR25,000 (twenty five thousand euro);

            (r) provide a gratuitous benefit to an officer or employee (or any of their dependants) or employ, engage or terminate the employment or engagement of a person other than a new accounts manager;

            (s) vary or make any binding decisions on the terms of employment and service of any officer or employee increase or vary the salary or other benefits of any such officer or employee or appoint or dismiss any officer or such employee;

            (t) create or permit the creation of or suffer to subsist any Encumbrance over the whole or any part of its assets or redeem any Encumbrance over any asset of any Target Group Company;

            (u) make any loan or give any credit (other than normal trade credit) or acquire any loan capital of any corporate body (wherever incorporated);

            (v) surrender or agree to any material change in the terms of any substantial agreement to which it is from time to time a party;

            (w) enter into or amend or vary any leasing, hire, hire purchase or other agreement for payment on deferred terms or any unusual or onerous contract or any other material or major or long term contract;

            (x) make any change in its business or do any act or thing (including, for the avoidance of doubt, process accounts receivable and/or accounts payable) outside the ordinary course of its business;

            (y) conduct any litigation (save for the collection of debts arising in the ordinary course of business) or settle or compromise any claim or dispute or waive a right in relation to litigation or arbitration proceedings;

            (z) make a claim under Section 597 of the TCA which affects an asset owned by any Target Group Company; or

            (aa) amend or discontinue (wholly or partly) any of the Pension Schemes (as defined in paragraph 16(a) of Schedule 4) or communicate to any member or former member, officer or employee of any of the Pension Schemes a plan, proposal or an intention to amend, discontinue (wholly or partly), or exercise a discretion, in relation to such Pension Scheme.

      6.6 The Warrantors and the Seller undertake to the Buyer to co-operate with the Buyer to:

            (a) ensure the efficient continuation of management of the Target Group after the date of this Agreement; and

            (b) prepare for the introduction of the Buyer's Code of Ethics in readiness for Completion.

      6.7 Within two (2) Business Days of the date of this Agreement, the Seller shall send to the holders of shares in the Target Group Companies who are employees or former employees of the Target Group or Seller Group or which are not another Target Group Company (the "THIRD PARTY SHAREHOLDERS") the Notices of Extraordinary General Meeting required to initiate the procedure for the redemption and cancellation of shares held by the Third Party Shareholders.

7.    COMPLETION

      7.1 Completion shall take place at the offices of the Buyer's Solicitors on 28th February, 2005.

      7.2 At Completion the Seller shall deliver or procure to be delivered to the Buyer those items set out in Schedule 3.

      7.3 The Seller shall procure that the directors of each Target Group Company shall convene and at Completion hold a meeting of board of directors at which the directors shall (to the extent relevant to each such company):

            (a) vote in favour of the registration of the Buyer and/or its nominee(s) as member(s) of the company in respect of the Shares (subject to the production of duly stamped transfers);

            (b) revoke all existing mandates for the operation of bank accounts and issue new mandates giving authority to persons nominated by the Buyer;

            (c) change the registered office of the company to such place as is nominated by the Buyer;

            (d)   change the financial year end of the company to 31st December;

            (e) appoint such persons as the Buyer may nominate as directors, secretary and auditors of the company with immediate effect and approve the resignations of such persons as directors, secretary and auditors as may be required by the Buyer;

            (f) convene an extraordinary general meeting of the company to consider a resolution to adopt Articles of Association in a form approved by the Buyer;

            (g) approve and authorise the execution by the company of the Tax Deed; and

            (h) approve and authorise the execution by the company of any of the Service Agreements (if any) to which it is a party.

      7.4   The Warrantors and the Seller shall procure at Completion:

            (a) the payment of all monies owing to each Target Group Company (whether then due for payment or not) by the Seller or the Warrantors or any director of any Target Group Company or by any of them or any Connected Person;

            (b) the release of any and all guarantees or indemnities or security given by any Target Group Company for or on behalf of the Seller or the

                  Warrantors or for or on behalf of any director of any Target Group Company or for or on behalf of any of them or any Connected Person.

      7.5   The Seller and the Warrantors shall procure at Completion that:

            (a) any Intellectual Property or Know-How owned, used or held by the Warrantors or the Seller Group is assigned or otherwise transferred to one of the Target Group Companies;

            (b) the rights and claims (if any) of the Warrantors and any member of the Seller Group in connection with past infringements of the Intellectual Property Rights or any inventions or discoveries described therein shall be assigned to one of the Target Group Companies; and

            (c) that an amount equal to the Escrow Amount is paid to the Escrow Agents who shall deal with the same in accordance with terms of the Escrow Agreement.

      7.6 The Seller and the Warrantors shall, and shall procure that any member of the Seller Group shall:

            (a) assign and/or deliver to a Target Group Company any asset whatever (including bank balances, agencies or appointments) in their name or in the name of a company or companies controlled by them which asset is related to the Business of any Target Group Company carried on at Completion;

            (b) irrevocably waive any claims against any Target Group Company its agents, or employees which they may have outstanding at Completion.

      7.7 At Completion, each of the parties thereto shall enter into the Tax Deed.

      7.8 At Completion the Buyer shall deliver to the Seller's Solicitors (whose receipt shall be an absolute discharge therefor):

            (a) the Consideration referred to in Clause 3.2 by way of wire transfer for same day value to a bank account nominated by the Seller's Solicitors; and

            (b)   the Tax Deed duly executed by the Buyer.

      7.9   The Buyer shall not be obliged to complete this Agreement unless:

            (a) the Seller complies fully with all its obligations under Clauses 6 and 7; and

            (b) the purchase of all of the Shares is completed in accordance with the provisions of this Agreement on the Completion Date (but if the Buyer exercises its option pursuant to Clause 7.10(a), completion of the purchase of some of the Shares does not affect the Buyer's rights in connection with the others).

      7.10 If Completion does not take place on the date set for Completion in Clause 7.1 because the Seller fails to comply with any of its obligations under this Clause 7, the Buyer may by notice to the
            Seller:

            (a)   proceed to Completion to the extent reasonably practicable;

            (b) postpone Completion to a date not more than thirty (30) Business Days after the date set for Completion in Clause 7.1; or

            (c)   terminate this Agreement.

      7.11 If the Buyer postpones Completion to another date in accordance with Clause 7.10(a), the provisions of this Agreement apply as if that other date is the date set for Completion in Clause 7.1.

      7.12 If the Buyer terminates the Agreement pursuant to Clause 7.10(c), each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination.

      7.13 Prior to registration of stock transfer forms in respect of the Shares in the register of shareholders of each relevant Target Group Company and after Completion, the Seller shall co-operate in any manner required by the Buyer for the convening, holding at short notice and conduct of general meetings of each Target Group Company, shall execute on a timely basis all proxy forms, appointments of representatives, documents of consent to short notice and such like that the Buyer may require, and shall generally act in all respects as the nominee and at the direction of the Buyer in respect of the Shares sold by it and all rights and interests attaching thereto and shall issue letters of direction to the registered holders of any of the Shares who hold such shares as its nominee requiring them to act on the instructions of the Buyer for the aforesaid purposes.

      7.14 The Seller and the Buyer shall, within five (5) Business Days of Completion, give to each Target Group Company such notice as is required by Section 53 of the Companies Act, 1990.

8.    COMPLETION ACCOUNTS

      8.1 The Completion Accounts shall be prepared and agreed in accordance with the provisions of Schedule 9.

      8.2 If the Completion Accounts show (i) a Net Asset Value for the Target Group less than EUR997,090 (nine hundred and ninety-seven thousand and ninety euro) (the "TARGET NAV") and/or (ii) any Indebtedness (other than the finance and operating leases set out in Schedule 11) and/or (iii) the Inter-Company

            Indebtedness is greater than the Target Inter-Company Indebtedness, the Initial Consideration shall be reduced on a dollar for dollar basis by an amount equal to (i) the amount by which the Net Asset Value shown in the Completion Accounts is less than the Target NAV and (ii) an amount equal to the amount of the Indebtedness (other than the finance and operating leases set out in Schedule 11) shown in the Completion Accounts and (iii) the amount by which the Inter-Company Indebtedness exceeds the Target Inter-Company Indebtedness (the "INITIAL CONSIDERATION REDUCTION").

      8.3 The Initial Consideration Reduction (if any) shall be paid to the Buyer by the Seller as soon as practicable following, and in any event within five (5) Business Days of, the Completion Accounts Date. Any amount payable to the Buyer under this Clause 8 shall, to the extent payment by the Seller is not made in accordance with the terms of this Clause, be set-off against any other monies owing or which may become owing by the Buyer or the Target Group Companies to the Seller, including, without limitation to the generality of the foregoing and to Clause 14, the Earn-Out Consideration.

      8.4 If the Target Group has not received the Motorola Payment in full by the date falling one hundred and twenty (120) days after the last Business Day of June, 2005 (the "PAYMENT DATE"), then the Seller shall pay to the Buyer as soon as practicable following, and in any event within five (5) Business Days of, the Payment Date an amount equal to the difference between the amount of the Motorola Payment and the amount (if any) received by the Target Group in respect of the Motorola Payment (the "SELLER PAYMENT"). If, after the Seller Payment has been made in full to the Buyer, Motorola pays an amount to the Target Group in respect of the Motorola Payment, then the Buyer shall pay an amount equal to such amount received from Motorola to the Seller within five (5) Business Days of receipt by the Buyer of such payment from Motorola.

9.    CONDUCT OF BUSINESS POST-COMPLETION

      9.1 From the Completion Date all financial statements, records and reports of the Target Group shall be prepared in accordance with the accounting principles, standards and practices generally accepted in the United States of America from time to time ("US GAAP"). For the avoidance of doubt, nothing in this Clause 9.1 shall require the Completion Accounts or the Earn-Out Accounts to be prepared in accordance with US GAAP. Where any statutory or regulatory provision requires financial statements or returns to be prepared in accordance with the accounting principles, standards and practices generally accepted in Ireland from time to time ("IRISH GAAP"), the Target Group Companies shall take the necessary steps to allow such statements or returns to be prepared in accordance with Irish GAAP.

      9.2 Subject to the remaining provisions of this Clause 9, the Buyer hereby undertakes with the Seller that neither it nor any member of the Buyer Group nor any Target Group Company shall, for as long as the Target Group achieves the following cumulative EBITDA figures
            (i) for the quarter ending 31st December, 2004, break-even (ii) for the quarter ending

            31st March 2005, USD981,000 (nine hundred and eighty one thousand US dollars) (iii) for the quarter ending 30th June, 2005, USD2,038,000 (two million and thirty eight thousand US dollars) and (iv) for the quarter ending 30th September, 2005, USD3,466,000 (three million four hundred and sixty six thousand US dollars), without the prior written consent of the Seller, at any time between the Completion Date and the Earn-Out Date:

            (a) cause or require any Target Group Company to sell or otherwise dispose of any substantial or material part of its undertaking or assets which will result in a material adverse change in the nature of the Business of the Target Group during the Earn-Out Period;

            (b) cause the costs of the Target Group to be reduced to a level which is not consistent with maintaining the levels of growth in revenue achieved by the Target Group in the two (2) years prior to Completion;

            (c) cease to use the name used by the Target Group or a Target Group Company at Completion in the carrying on of the Business (save that reference may be made to the Buyer Group and any of its trade names/brands in connection with such name used by the Target Group);

            (d) cause the costs of the Target Group to be increased to a level which is beyond that contemplated by the Business Plan and which is not reasonably required in order to maintain the levels of growth in revenue achieved by the Target Group in the two (2) years prior to Completion;

            (e) require the transfer of any of the Intellectual Property Rights by any Target Group Company to the Buyer Group or a third party but, for the avoidance of doubt, this shall not prevent any company in the Buyer Group from using such Intellectual Property Rights in its business or products;

            (f) without good cause procure a restructuring of the Business or any part thereof or cause the Business or any part thereof to be terminated or wound down where the likely effect of such action would reduce the earning capacity of the Target Group;

            (g) subject and without prejudice to Clause 9.7, knowingly interfere with or do anything calculated to impair or materially adversely affect the relationship of any Target Group Company with customers of the Target Group;

            (h) require any member of the Target Group to enter into any transaction with any member of the Buyer Group or any party whatsoever which is not on arm's length terms;

            (i) remove or appoint any directors of the Target Group Companies, other than any A Directors; or

            (j)   breach the terms of the Service Agreements.

      9.3 Any member of the Buyer Group may allocate any of its overheads or costs to any Target Group Company but such allocation shall not be used to reduce the amount of the Earn-Out Consideration payable to the Seller pursuant to this Agreement if it has a net negative effect on EBIT or the Revenue Amount of the Target Group during the Earn-Out Period unless:

                  (i) the allocation is in an area where the existing overheads and costs of the relevant Target Group Company have been reduced by changes effected as a result of the Buyer acquiring the Target Group (for example, and without prejudice to the generality of the foregoing, where a pre-Completion contract for a service is terminated and the Buyer instead allocates a reasonable portion of the cost of obtaining a replacement service for the Buyer Group and the Target Group as a whole to the relevant Target Group Company); or

                  (ii) the allocation is of a direct cost directly and only attributable to the operation of the Target Group Companies (in which case the allocation shall not exceed the amount of the direct cost so allocated) but, notwithstanding the generality of the foregoing provisions of this Clause 9.3(ii), members of the Buyer Group shall not allocate administrative or support costs to the Target Group Companies but may allocate third party legal, accounting and network communications costs directly attributable to the Target Group Companies to any Target Group Company.

      9.4 If the Seller seeks to withhold or delay its consent for the purposes of Clause 9.2 and has reasonably demonstrated to the Buyer that the course of action or omission proposed is likely to have a material adverse effect on the ability of the Target Group to achieve the EBIT Target and the Revenue Target, then the Buyer may nevertheless proceed with the proposed action or omission provided that the direct negative financial effect of only the particular act or omission in question shall be disregarded when determining whether the EBIT Target and the Revenue Target have been achieved.

      9.5 The Warrantors will procure (insofar as possible) that, without the prior written consent of the Buyer, they will not act, and will not cause any Target Group Company to act, outside the ordinary course of business at any time between the Completion Date and the Earn-Out Date, or, without prejudice to the generality of the foregoing, to:

            (a) Materially change the accounting practices, standards or principles used in the preparation of any financial statements or accounts (whether audited or unaudited) of any Target Group Company;

            (b) Materially change the pricing or discounting policies of any Target Group Company in relation to the Business provided that, for the avoidance of doubt, the Buyer acknowledges and accepts that its prior consent shall not be required:

                  (i) with respect to the roll out by the Target Group of its new SIGMA product (should this occur during the Earn-Out Period) aimed at the high-volume low-margin end of the Business, in respect of which product the Target Group shall be entitled to lower its profit margin in comparison to those currently achieved on other products sold by the Business;

                  (ii) with respect to the grant of discounts by the Target Group under its existing contract with BT for the supply of certain products in South Africa (further details of which are set out in the Disclosure Letter), provided that such discounts are not in excess of what is reasonable and necessary to safeguard the Target Group's position under such contract;

            (c) Do or omit to do anything which will cause or is likely to cause Enterprise Ireland or the European Community to make a claim against the Buyer or any Target Group Company for repayment of any amounts paid by Enterprise Ireland or Forbairt, or the European Community respectively, to any Target Group Company or member of the Seller Group;

            (d) Delay capital expenditure or other expenditure which would be prudent in connection with the Business, its long-term development or the assets of the Target Group until after the Earn-Out Date; or

            (e) Materially change the principles and policies underlying the compensation, incentive and bonus payments to employees and officers of any Target Group Company.

      9.6 Subject to the provisions of Clause 9.7, each party to this Agreement hereby covenants with and undertakes to the other parties to use his or its skills and all reasonable endeavours to promote the Business and the interests of the Target Group.

      9.7   The Warrantors and the Seller hereby acknowledge that:

            (a) products and services designed, manufactured, sold, distributed or serviced by the Buyer Group do, at the date of this Agreement, and will, during the Earn-Out Period and thereafter, compete with products and services designed, manufactured, sold, distributed or serviced by the Target Group in the United States of America and elsewhere and that the Seller shall have no claim against the Buyer or the Buyer Group in connection with or arising out of such competition or the sales, marketing or purchasing policies of any member of the Buyer Group, or any transactions between the Buyer Group and any customer or prospective customer of the Target Group, whether in relation to the preparation of the Earn-Out Accounts, the payment of the Earn-Out Consideration, the terms of this Agreement or otherwise; and

            (b) this Agreement does not constitute a warranty, representation, undertaking, obligation or arrangement on the part of the Buyer or any member of the Buyer Group that it or they will buy, distribute or service any products designed, manufactured, sold, distributed or serviced by the Target Group at any time after the date of this Agreement, and nothing in this Agreement shall require the Buyer or any member of the Buyer Group to do so.

      9.8 If any dispute, controversy or difference arises between the Seller and the Buyer as to the matters set out in this Clause 9:

            (a) the Seller and the Buyer shall attempt in good faith to agree the matter which is the subject of the dispute, controversy or difference within twenty (20) Business Days of the dispute, controversy or difference arising (the "DISPUTE DATE");

            (b) if agreement is not reached within twenty (20) Business Days of the Dispute Date, the Buyer and the Seller shall procure that the matter is referred for arbitration to an arbitrator agreed between the parties or, in default of agreement within twenty five (25) Business Days of the Dispute Date, to an arbitrator nominated by the Chairman for the time being of the Bar Council of Ireland on the written application of either party. The arbitrator shall be a Senior Counsel specialising in Chancery Law, of not less than seven years experience as a Senior Counsel. The arbitration shall be conducted in accordance with the provisions of the Arbitration Acts, 1954 to 1998.

            (c) Where any dispute, controversy or difference is referred to an arbitrator pursuant to this Clause 9, the arbitrator shall determine the issue between the parties and may, in doing so, determine that an appropriate amount is added to or deducted from the Annualised EBIT or the Annualised Revenue Amount.

            (d) The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including legal fees and costs, to the extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

            (e) The decision of the arbitrator as to the resolution of any dispute, controversy or difference and to the allocation of the arbitrator's costs and expenses shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

            (f) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Dublin and shall be governed by Irish law.

10.   POST-COMPLETION OBLIGATIONS & RIGHTS

      10.1 The Seller will procure that, as soon as practicable after Completion (and in any event within thirty (30) days), the name of any company in the Seller Group which uses the Name is changed to a name that does not include the Name and is not confusingly similar thereto.

      10.2 The Seller will procure that, as soon as practicable after Completion (and in any event within thirty (30) days), the registered address of any company in the Seller Group which is Beech House, Greenhills Road, Tallaght, Dublin 24 is changed to another registered address.

      10.3 The Seller acknowledges and agrees that the Buyer may, at its sole discretion, make an election under 338(g) of the Internal Revenue Code of the United States of America with respect to the acquisition of the Shares.

      10.4 Following Completion, the Seller shall use its best endeavours to procure that LCL is substituted for the Seller as a party to the Daidalos Agreement and a recipient of grants thereunder on substantially the same terms as those to which the Seller is currently subject. If such substitution is not completed by the date which is nine months following the Completion Date (the "SUBSTITUTION DATE"), the Seller shall pay to the Buyer on the Substitution Date the sum of EUR477,250 (four hundred and seventy seven thousand and two hundred and fifty euro).

      10.5 Following Completion, if any of the Warrantors or the Seller becomes aware of any third party claim (including, for the avoidance of doubt, any claim by any Tax Authority) which is likely to result in a claim under the terms of this Agreement and/or the Tax Deed, that Warrantor or the Seller (as the case may be) shall provide an A Director of the Buyer with written details of such claim as soon as practicable (and for the purposes of this Clause 10.5, sending the relevant details by email shall constitute "written details"), but in any event no later than five (5) Business Days after the date on which the Warrantor or the Seller (as the case may be) becomes so aware.

      10.6  THE ICI GUARANTEE

            (a) Following Completion, the Parent hereby agrees to guarantee the repayment by the Target Group Companies of the Inter-Company Indebtedness to the Seller in accordance with the terms and conditions of the Inter-Company Indebtedness (the "ICI GUARANTEE").

            (b) The ICI Guarantee shall be a continuing guarantee and shall continue in full force and effect until the Inter-Company Indebtedness has been paid, discharged or satisfied in full and notwithstanding any insolvency of the Seller or any change in the status of the Seller.

            (c) The Parent shall not be exonerated or discharged nor shall its liability be affected by any forbearance, whether as to payment, time, performance or otherwise howsoever or by any other indulgence being given to the relevant Target Group Companies or by the variation of the terms of this Agreement or by any act, thing, omission or means whatsoever which, but for this provision, might operate to exonerate or discharge the Parent from their obligations under the ICI Guarantee.

            For the avoidance of doubt, the parties hereby agree and acknowledge that the ICI Guarantee shall only be effective following Completion. In the event that Completion does not occur, the ICI Guarantee and this Clause 10.6 shall be of no effect.

11.   WARRANTIES

      11.1 The Warrantors hereby warrant to the Buyer in relation to each Target Group Company on the terms of Schedule 4 only Immediately before the time of Completion, the Warrantors shall be deemed to warrant to the Buyer on the terms of Schedule 4 only by reference to the facts existing at the Completion Date. For this purpose only, where in a Warranty there is an express or implied reference to the "date of this Agreement" that reference is to be construed as a reference to the "date of Completion".

      11.2 The Warrantors acknowledge that the Buyer is entering into this Agreement in reliance upon each of the Warranties.

      11.3 The Warranties are qualified by the facts and circumstances fairly disclosed in the Disclosure Letter. The Warranties given at Completion are qualified by the facts and circumstances fairly disclosed in the Completion Disclosure Letter. Claims may be made by the Buyer under the Warranties whether or not the Buyer knew or could have discovered (whether by any investigation made by it or on its behalf into the affairs of each Target Group Company or otherwise) prior to signing this Agreement that any of the Warranties have not been complied with or carried out or are otherwise untrue or misleading. The Warrantors may invoke the Buyer's actual knowledge (but not the Buyer's constructive knowledge) of a fact or circumstance which might make a

            Warranty untrue, inaccurate, incomplete or misleading as a defence to a claim for breach of Clause 11.1.

      11.4 The Warrantors agree with the Buyer that the Warrantors shall waive and not enforce any right which the Warrantors may have in respect of any misrepresentation, inaccuracy, neglect or omission in or from any information or advice supplied or given by any Target Group Company or any officer, employee or adviser of or to any Target Group Company for the purpose of assisting the Warrantors to give any of the Warranties or to prepare the Disclosure Letter or the Completion Disclosure Letter.

      11.5 Each of the Warranties shall be construed separately and independently and (except where the Agreement expressly provides otherwise) shall not be limited or restricted by reference to or inference from another Warranty.

      11.6 Between the execution of this Agreement and Completion, the Warrantors shall notify the Buyer forthwith if they become aware of a fact or circumstance which constitutes a breach of Clause 6 or Clause 11.1 or has caused, or will or is likely to cause, a breach of Warranty.

      11.7 The rights and remedies of the Buyer in respect of a breach of any of the Warranties shall not be affected by the sale and purchase of the Shares.

      11.8 Subject to Clause 13.1(c), the liability of the Warrantors for breach of any Warranty shall be joint.

      11.9 All sums payable by the Warrantors to the Buyer pursuant to this Clause 11 shall be paid free and clear of deductions and/or withholdings save only as may be required by law.

      11.10 If any deductions and/or withholdings are required by law to be made from any sums payable from the Warrantors to the Buyer pursuant to this Clause 11 then, subject to Clause 11.8, the Warrantors shall pay to the Buyer such sums as will, after the deductions and/or withholdings are made, leave the Buyer with the same amount as it would have been entitled to receive if no such deductions and/or withholdings had been required to be made. If the Buyer receives any refund in respect of any deduction and/or withholdings in respect of which the Warrantors have paid a sum to the Buyer pursuant to this Clause 11.10, the Buyer shall immediately refund to the Warrantors, an amount equal to the amount of the refund actually received by the Buyer.

      11.11 If any sum payable by the Warrantors to the Buyer pursuant to this Clause 11 shall be subject to a liability to Tax in the hands of the Buyer, the Warrantors shall be under the same obligation to make an increased payment in relation to that liability to Tax as if the liability were a deduction or withholding required by law. If the Buyer receives any refund in respect of any deduction and/or withholdings in respect of which the Warrantors have paid a sum to the Buyer pursuant to this Clause 11.10, the Buyer shall immediately refund to the Warrantors, an amount equal to the amount of the refund actually received by the Buyer, unless the sum originally paid by the Warrantors was in respect of an item included or referred to in the balance sheet of any Target Group Company.

      11.12 If the Buyer notifies a claim for breach of any Warranty pursuant to Clause 13.3 and the Warrantors do not dispute that claim, then the Warrantors shall pay to the Buyer any amount required to be paid pursuant to this Clause 11 as cleared funds or, at the option of the Buyer, discharge directly the underlying liability, within twenty
            (20) Business Days of receipt of notice of the subject matter or, if later, on the day before the due date for settlement or discharge of the liability the subject matter of the claim.

12.   THE BUYER'S REMEDIES

      12.1 If, on or before the date set for Completion in Clause 7.1, the Buyer considers that the Seller or the Warrantors are in material breach of any provision of this Agreement (a "PRE-COMPLETION BREACH"), the Buyer may by notice to the Seller and the Warrantors elect to proceed to Completion or terminate this Agreement.

      12.2  If the Buyer terminates this Agreement pursuant to Clause 12.1:

            (a) the Seller and the Warrantors shall indemnify the Buyer against all its costs relating to the negotiation, preparation, execution or termination of this Agreement or the satisfaction of a condition set out in Clause 5.1; and

            (b) each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination;

            provided that the maximum aggregate liability of any party pursuant to this Clause 12.2 shall not exceed USD200,000 (two hundred thousand US dollars).

      12.3  If the Buyer proceeds to Completion pursuant to Clause 12.1 and:

            (a) the value of an asset of a Target Group Company is or becomes less than the value would have been had the Pre-Completion Breach not occurred; or

            (b) a Target Group Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the Pre-Completion Breach not occurred, the Seller and the Warrantors shall pay the Buyer on demand (at the Buyer's option), unless the amount payable in respect of the Pre-Completion Breach is disputed by the Seller or the Warrantors, an amount equal to either:

            (c) the reduction in the value of the asset or, as the case may be, the liability or increased liability; or

            (d)   the reduction caused in the value of the Shares.

      12.4 The Seller and the Warrantors shall indemnify the Buyer against each reasonable cost which the Buyer may incur whether before or after the start of an action in connection with:

            (a) the enforcement by the Buyer of any settlement of a claim against the Seller or the Warrantors in respect of a Pre-Completion Breach or alleged Pre-Completion Breach; and

            (b) the enforcement of any judgment given in legal proceedings against the Seller or the Warrantors in respect of a Pre-Completion Breach or alleged Pre-Completion Breach in which judgment is given for the Buyer.

      12.5 Without prejudice to any other right or remedy of the Buyer under this Agreement or otherwise all sums payable by the Seller or the Warrantors, under this Agreement shall bear interest at the Interest Rate from the date of claim until the date of payment (before as well as after judgment).

13.   LIMITATIONS ON THE WARRANTORS' LIABILITY

      13.1 The liability of the Warrantors shall be limited in accordance with the following provisions of this Clause 13:

            (a) no liability shall attach to the Warrantors for beach of any Warranty (other than the Title Warranties) if the loss sustained in respect of such breach or the amount of such claim is less than EUR38,500 (thirty-eight thousand five hundred euro).

            (b) No liability shall attach to the Warrantors for breach of any Warranty (other than the Title Warranties) unless the aggregate amount of all liabilities under the Warranties shall have exceeded the total sum of EUR225,000 (two hundred and twenty-five thousand euro) whereupon the Warrantors shall be liable for the entire amount of such liabilities and not merely the excess.

            (c) The aggregate liability of the Warrantors under this Agreement in respect of all or any claims shall be subject to an overall maximum liability of an amount equal to the Consideration (being the Initial Consideration and the Earn-Out Consideration paid by the Buyer to the Seller) and the Inter-Company Indebtedness (together the "PAYMENTS"), but the maximum aggregate liability of each of the Warrantors under the Warranties in respect of all or any claims shall not exceed the percentage of the Payments set out opposite their names below:

Anthony Bermingham            42.74%

Caoimhin O'Laoi               42.74%

Michael O'Dwyer               10.68%

Michael Tope                   3.84%

      13.2 Notwithstanding any other provision of this Agreement, no limitation of any kind whatsoever shall apply in respect of any claim made hereunder against the Warrantors:

            (a) if such claim arises or is delayed as a result of any fraudulent act or fraudulent omission or fraudulent misrepresentation of the Warrantors, or if such claim arises from deliberate misstatement, deliberate misconduct or deliberate concealment by the Warrantors;

            (b)   to the extent that the claim relates to title to the Shares;

            (c) to the extent that the claim relates to any criminal or statutory fine or penalty; or

            (d) pursuant to Warranty 5(b)(xviii) (Payments to directors or any of the Warrantors).

      13.3 A claim against the Warrantors under the Warranties shall be barred unless written notice thereof shall have been given to the
            Warrantors:

            (a) in the case of a claim under the Tax Warranties before the seventh anniversary of the Completion Date provided that such period of seven years shall be reduced with respect to claims relating to Tax which arise in Ireland to five (5) years from Completion on the date which is specified in the Finance Act 2003 (Commencement of Section 17) Order 2003 (Statutory Instrument 508 of 2003) being the date on which the amending provisions of Section 17(1)(g) of the Finance Act 2003 are due to come into operation (except in the case of fraud which causes the Revenue Commissioners to re-open assessments in respect of the period up to Completion, in which case the limitation in respect of a claim against the Warrantors shall be extended to twenty years after the end of the accounting period of the Target Group Company next following Completion);

            (b) in the case of a claim under paragraph 20 of Schedule 4 (Environment) before the date which is four (4) years and nine
                  (9) months after the Completion Date; or

            (c)   in the case of any other claim under the Warranties in
                  Schedule 4 before the second anniversary of the Completion
                  Date.

            A claim which is validly made within the required period aforesaid shall, unless previously settled or withdrawn, be deemed to have been waived or withdrawn in the event that legal proceedings in respect thereof are not issued and served on any Warrantor within one (1) year of written notice of the relevant claim first being given as aforesaid.

      13.4 Where the Warrantors are liable in respect of a breach of the Warranties and a provision has been made for the matter giving rise to the claim in the Accounts or the Completion Accounts, the liability of the Warrantors shall be reduced by an amount equal to the amount of the provision.

      13.5  The Warrantors shall not be liable for any claim for breach of
            Warranty:

            (a) if and to the extent that the loss occasioned by any breach has already been recovered (for the avoidance of doubt there being deducted from such recovery any loss, liability or expense thereof) under any of the other Warranties or the Tax Deed or the Indemnities;

            (b) if and to the extent that the loss to which the claim relates would not have occurred but for any voluntary act, omission or transaction of the Buyer or the Buyer Group or on its behalf (and for this purpose an act, omission or transaction of the Buyer or any Target Group Company shall only be deemed to be voluntary if it was sanctioned in writing by an A Director and, for the purposes of this Clause 13.5(b), an email shall constitute "in writing") carried out on or occurring after Completion otherwise than in the ordinary course of business, and except:

                  (i) where an A Director of the Buyer could not reasonably be expected to know that such act, omission or transaction would give rise to a claim;

                  (ii) pursuant to a legally binding commitment or arrangement entered into prior to Completion; and

                  (iii) where the voluntary act, omission or transaction is
                        required to comply with law or the requirements of any regulatory authority For the avoidance of doubt, a disclosure to the Revenue Commissioners under Sections 1086 or 955 TCA or a "qualifying disclosure", as defined in the Guide for Revenue Auditors, will not constitute a voluntary act for this purpose;

            (c) to the extent that it arises or is increased (to the extent only of such increase) as a result of an increase on rates of Taxation after the date of this Agreement with retrospective effect or such breach or claim occurs as a result of any legislation enacted and made in force after the date of this Agreement with retrospective effect;

            (d) to the extent that the loss occasioned by any breach has already been recovered (for the avoidance of doubt there being deducted from such recovery any loss, liability or expense incurring in making such recovery) under any of the other Warranties, any other provision of this Agreement or under the Tax Deed;

            (e) to the extent that the Buyer or a Target Group Company or any member of the Buyer Group receives any credit or makes recovery of a financial amount which reduces the liability of the Buyer or of the Target Group Company or the member of the Buyer Group in respect of the claim as a result of the particular circumstances giving rise to the claim;

            (f) to the extent that such claim would not have arisen but for a cessation of trading or alteration in the nature of the Business after Completion;

            (g) to the extent that the matter is fairly disclosed in the Disclosure Letter or the Completion Disclosure Letter;

            (h) to the extent that the matter arises from the entry into of this Agreement or any document contemplated thereby;

            (i) to the extent that a defence of a third party claim giving rise to a Warranty claim is materially adversely affected by loss or destruction of records of the Target Group after Completion by or at the direction of an A Director of the Buyer;

            (j)   to the extent that the loss giving rise to such claim

                  (i) is admitted as recoverable by an insurer, but is not paid or recovered because of a written request by an A Director of the Buyer or an A Director of a Target Group Company made to the insurers (for example with a view to the amount payable being offset against premiums or with a view not to trigger an increase in insurance premiums); or

                  (ii) has been recovered by the Buyer or a member of the Buyer Group or any Target Group Company from any third party or under any policy of insurance; or

                  (iii) could have been recovered if after Completion there had been maintained the insurance cover in place at the time of Completion, but such cover was not maintained as a result of a written request by an A Director of the Buyer or an A Director of a Target Group Company made to the insurers;

                  provided that:

                  (A) the existence of such a policy of insurance shall not preclude the making by the Buyer of its claim or recovery from the Warrantors pending such admission (as in (i)), recovery (as in (ii)) or an agreement or determination that the loss could have been recovered (as in (iii));

                  (B) in the event of such admission, recovery, agreement or determination, the Warrantors shall be entitled to recover from the Buyer such amount as it is agreed or determined constitutes the amount by which the Buyer's loss is reduced by reason of such admission, recovery, agreement or determination;

            (k) to the extent that the loss in respect of which the claim is made arises from or is increased by any matter, act, omission, or circumstance, which would not have occurred but for a failure or omission by a Target Group Company to make any claim, election, surrender or disclaimer or give any notice or consent to do any other things after Completion the making or doing of which is taken into account in computing the provision for Taxation in the Accounts, provided the Warrantors shall have identified and notified an A Director of the relevant Target Group Company of such claims, elections, surrenders or disclaimers. in writing in a timely fashion explaining the consequences of failing to make such claims, elections, surrenders or disclaimers;

            (l) to the extent that the loss giving rise to the claim arises as a result primarily of any change in the accounting policy or practice or in the financial year end of a Target Group Company after Completion otherwise than where such a change is necessary to comply with generally accepted accounting standards or to correct an error in existence prior to Completion. For the avoidance of doubt, compliance with US GAAP by the Target Group after Completion shall not give rise to a claim for breach of Warranty.

      13.6 Any payment by the Warrantors to the Buyer pursuant to the Warranties or any other provision of this Agreement or the Tax Deed, or deducted by the Buyer from the Earn-Out Consideration in accordance with the terms of this Agreement shall be deemed to be a reduction of the consideration payable hereunder.

      13.7 Nothing herein or in the Warranties, shall or shall be deemed to relieve the Buyer of any common law duty to mitigate any loss or damage incurred by it.

      13.8 The Buyer shall not be entitled to rescind this Agreement after Completion.

      13.9 For the avoidance of doubt, except as otherwise explicitly stated in this Agreement, no provision of this Agreement or the Disclosure Letter or the Completion Disclosure Letter shall operate to reduce, exempt or extinguish the liability of the Seller pursuant to the Indemnities.

      13.10 THIRD PARTY CLAIMS

            (a) Where the Buyer and/or any Target Group Company are at any time entitled to recover from some other person (including without limitation any insurance company) (a "THIRD PARTY CLAIM") any amount in respect of any matter giving rise to a claim for breach of Warranty or pursuant to the Indemnities, the Buyer shall not be obliged to pursue (or to procure that the relevant Target Group Company pursues) any Third Party Claim before making a claim for breach of Warranty or under the Indemnities (a "BUYER CLAIM") in respect thereof. If the Buyer elects, in its sole and absolute discretion, to pursue the Buyer Claim instead of the Third Party Claim then, forthwith after the Buyer has received all damages, expenses and other amounts to which it is entitled pursuant to the settlement or determination of the Buyer Claim from the Escrow Fund or the Warrantors as the case may be, the Buyer shall assign its rights (or procure that the relevant Target Group Company assigns its rights) in respect of the relevant Third Party Claim to the Warrantors, on the condition that the Warrantors shall not make any admission of liability, agreement, settlement or compromise in connection with any counter-claim relating to a Third Party Claim assigned to the Warrantors pursuant to this Clause 13.10(a) without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed.

            (b) If the Warrantors make any payment by way of damages for breach of any of the Warranties or pursuant to the Indemnities and after the making of the relevant payment, any Target Group Company or the Buyer recovers from a third party a sum which would have reduced the liability of the Warrantors in respect of such breach the Buyer shall, once it or the relevant Target Group Company has received such sum, forthwith repay to the Warrantors so much of the recovered amount from the third party (less the cost of recovery, interest or liability to Taxation) as does not exceed the sum paid by the Warrantors to the Buyer or the relevant Target Group Company.

            (c) If any claim is made against the Buyer or any Target Group Company by a third party which will result in a Buyer Claim (after taking into account the limitations contained in this Agreement) (a "THIRD PARTY CLAIM") the Buyer shall procure that it and/or each Target Group Company shall, as appropriate, and subject always to the Buyer and each Target Group Company first being indemnified and secured to their reasonable satisfaction against any liabilities and expenses which they thereby incur:

                  (i) not make any admission of liability, agreement, settlement or compromise or otherwise take any action in relation thereto without the prior written consent of the Warrantors, such consent not to be unreasonably withheld or delayed;

                  (ii) take such reasonable steps as the Warrantors may request in writing to avoid, resist, appeal, compromise, defend, mitigate or otherwise deal with the Third Party Claim unless matters of corporate or management policy or a conflict of interest make it advisable for the Buyer or the relevant Target Group Company to retain control of defending the Third Party Claim and provided that (i) any request or instruction from the Warrantors shall be given to the Buyer or the relevant Target Group Company in a proper, timely and reasonable fashion, and (ii) the Warrantors shall not request the Buyer or any Target Group Company to take any steps which would restrict or impair the current or prospective business activities of the Buyer or any Target Group Company or materially prejudice the Buyer or any Target Group Company.

            (d) For the purposes of this Clause 13.10(d), a "TAX CLAIM" is any claim made against the Buyer or any Target Group Company by a third party which will result in claim under the Tax Deed (after taking into account the limitations contained in the Tax Deed).

                  For the purposes of Clause 13.10(c) and this Clause 13.10(d) the parties agree that, should the Warrantors propose to conclude a Third Party Claim or a Tax Claim by making a payment (the amount of which has been agreed by the relevant third party or determined by a court) directly to the relevant third party then the Buyer shall not object to that payment being made directly to such third party provided that:

                        (A) there is no net negative financial effect on the Buyer; and

                        (B) the Warrantors obtain an acknowledgement from the third party that such payment is in full and final settlement of the relevant Third Party Claim or Tax Claim so as to permit (pursuant to the relevant generally accepted accounting principles) the reversal of any accrual in respect of such Third Party Claim or Tax Claim in the accounts of any Target Group Company.

                  In such circumstances, then:

                        (I) no accrual shall be made in the Earn-Out Accounts in respect of the matter giving rise to such Third Party Claim or Tax Claim;

                        (II) where the Earn-Out Accounts contain an accrual, such accrual shall be reversed or there shall be deemed to be included therein a receivable equal to the accrual; and

                        (III) the Seller shall be entitled to payment of
                              Earn-Out Consideration by reference to Earn-Out Accounts without such accrual. If a payment has already been made by reference to Earn-Out Accounts containing such accrual, the relevant balancing payment will be made by the Sellers within ten (10) Business Days of receipt of such recovery.

14.   RETENTION

      14.1 Subject to Clause 14.5, if at the time that the Earn-Out Consideration becomes due and payable to the Seller under Clause 4, or any other amount is due and payable to the Seller or the Warrantors from the Buyer (and for this purpose rent due and payable to the Seller from LCL pursuant to the Lease shall be treated as an amount due and payable to the Seller from the Buyer) or the Escrow Fund at any time ("BUYER PAYMENTS"), notice of a claim (the "CLAIM") has been given to the Warrantors under the Warranties in this Agreement or under the Tax Deed or any other amount is owed by the Seller or the Warrantors to the Buyer, the Buyer shall be entitled to serve notice on the Seller or the Warrantors (the "RETENTION NOTICE") which notice shall give details of the amount claimed by the Buyer in the Claim or of its intention to retain the amount specified in the Retention Notice from the Earn-Out Consideration or the Buyer Payments. The amount specified to be retained (the "RETAINED AMOUNT") shall be an amount equal to the amount of the Claim specified in the Retention Notice and shall be dealt with in accordance with Clause 14.2.

      14.2 The Retained Amount shall be placed in a bank deposit account to be established in a bank nominated by the Buyer and in the joint names of the Buyer's Solicitors and the Seller's Solicitors (collectively the "JOINT ACCOUNT HOLDERS"). The Joint Account Holders are hereby irrevocably authorised and instructed to deal with the Retained Amount in accordance with the remaining provisions of this Clause 14.

      14.3 The parties agree that if legal proceedings have not been instituted against the Seller or the Warrantors as the case may be in respect of the Claim before the service of the Retention Notice and the Claim is not settled or agreed between the parties within thirty
            (30) Business Days of the service of the Retention Notice, the Buyer, the Warrantors and the Seller shall procure that the Claim is referred for arbitration to an arbitrator agreed between the parties or, in default of agreement, within ten (10) Business Days of one party suggesting the name of an arbitrator to the other, to an arbitrator nominated by the Chairman for the time being of the Bar Council of Ireland on the written application of either party. The arbitrator shall be a Senior Counsel specialising in Chancery Law, of not less than seven years experience as a Senior Counsel. The arbitration shall be conducted in accordance with the provisions of the Arbitration Acts, 1954 to 1998.

      14.4 Upon the determination or settlement of the Claim, the Joint Account Holders shall pay the Retention Amount in whole or in part to the person who it is determined or agreed is entitled thereto, together with interest accrued thereon in the bank deposit account referred to in Clause 14.2.

      14.5 The decision whether to serve a Retention Notice pursuant to this Clause 14 or to make a claim for reimbursement from the Escrow Fund shall be at the sole discretion of the Buyer, provided that the Buyer shall not be entitled to recover twice in respect of the same Claim.

15.   WARRANTIES OF THE BUYER AND THE PARENT

      In consideration for the Seller entering into this Agreement, each of the Buyer and the Parent warrants to the Seller as follows:

      15.1 That it is duly incorporated and validly existing under the law of its country of incorporation;

      15.2 That it has full corporate power and authority to enter into this Agreement, the documents in the Agreed Form and the Disclosure Letter and Completion Disclosure Letter (collectively the "TRANSACTION DOCUMENTS") and to complete the transactions contemplated thereby (the "TRANSACTIONS"). The execution and delivery of the Transaction Documents by the Buyer or the Parent (as the case may be) and its completion of the Transactions contemplated therein does not conflict with:

            (a) Any judgment or court order by which the Buyer or the Parent is bound; or

            (b) Any provision of the constitutional documents of the Buyer or the Parent.

16.   USE OF INTELLECTUAL PROPERTY RIGHTS / INFRINGEMENT CLAIMS

      16.1 The Seller and the Warrantors shall not, and shall procure that no company controlled by them, will, either alone or jointly, with, through or as manager, adviser, consultant or agent for any person, directly or indirectly use in connection with any business which competes, directly or indirectly, with any part or all of the Business, any of the Target Group Know-How, Intellectual Property Rights, in particular a name including the Name, OfficeLink or Sigma, or use anything which is intended or is likely to be confused with such names or any of the Intellectual Property Rights or Target Group Know-How.

      16.2 In the event that any time prior to the third anniversary of the Completion Date (the "THIRD ANNIVERSARY"), any third party makes a claim or suit or threatens any claim or suit (hereinafter referred to as the "DATE OF CLAIM") in respect of an alleged infringement of its intellectual property rights arising out of the processes, methods, products or services used in the manufacture of the products supplied by a Target Group Company prior to the Date of Claim (an "INFRINGEMENT CLAIM"), then subject to:

            (a) the Infringement Claim not being based on a matter fairly disclosed in the Disclosure Letter or the Completion Disclosure Letter;

            (b) the Infringement Claim not being the subject of a claim for breach of Warranty; and

            (c) the Buyer having retained or recovered monies equal to the full amount of the Infringement Claim pursuant to Clause 14 (Retention) or the Escrow Agreement,

            the Buyer shall procure that it and/or each Target Group Company shall:

                  (i) not make any admission of liability, agreement, settlement or compromise or otherwise take any action without the prior written consent of a majority of the Warrantors (such consent not to be unreasonably withheld or delayed);

                  (ii) consult in good faith with the Warrantors to determine who shall be best placed, having regard to the nature of the Infringement Claim, the best interests of the Business and any prospective business activities of the Target Group, and the achievement by the Warrantors of the payment of Earn-Out Consideration (to the extent relevant at the Date of Claim), to defend such Infringement Claim.

                  Once a party is chosen to defend an Infringement Claim, it shall take all reasonable steps as the other party may reasonably request in a proper and timely fashion to avoid, resist, appeal, compromise, defend, mitigate or otherwise deal with the Infringement Claim.

      16.3 Where the defence of an Infringement Claim has been delegated to a party:

            (a) that party shall keep the other party fully and promptly informed of any matters relevant to such defence and shall take account of all reasonable requirements of the other party in relation to such defence; and

            (b) that party shall not make any settlement or compromise of the Infringement Claim or agree to any matter in the conduct of such defence which may affect the amount of liability in connection with such Infringement Claim, without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

      16.4 For the purposes of Clause 16.3, the following provisions shall apply:

            (a) Where the Warrantors have conduct of the defence of an Infringement Claim, the Warrantors shall indemnify and secure the Buyer and any Target Group Company to its reasonable satisfaction in respect of all costs, charges and expenses reasonably and properly incurred by the Buyer or any Target Group Company in connection with such Infringement Claim provided that the amount recoverable by the Buyer pursuant to such indemnification or security shall not exceed the amount of the Buyer Payments due and payable after the date on which the indemnity or security is called in. In the event that the Infringement Claim is not settled or compromised before the Third Anniversary, the provisions of Clause 16.7 shall apply.

            (b) Where the Buyer has conduct of the defence of an Infringement Claim, it shall, unless the prior written consent of a majority of the Warrantors is given or a majority of the Warrantors specifically request otherwise in writing (in which case the provisions of subparagraph (ii) below shall apply):

                  (i) where the Infringement Claim is brought within the jurisdiction of the courts of the United States, use its in-house counsel (the "IN-HOUSE COUNSEL") to conduct such defence insofar as the In-House Counsel is competent on the matter of the Infringement Claim and is legally capable to defend the Infringement Claim;

                  (ii) where the Infringement Claim is brought outside the jurisdiction of the courts of the United States, or where the Warrantors specifically request that In-House Counsel not be used, or where In-House Counsel is not competent on the matter of the Infringement Claim or is not legally capable to defend the Infringement Claim, only engage external lawyers ("EXTERNAL LAWYERS") after agreement is reached with a majority of the Warrantors regarding same. In such circumstances each party agrees to act in good faith and in a reasonable manner in agreeing to the appointment of such External Lawyers.

      16.5 For the purposes of Clause 16.4(b), the Buyer, on the six (6) month anniversary of the Date of Claim and on each subsequent six (6) month anniversary until the Third Anniversary, shall notify the Warrantors of the "Buyer's Costs" (insofar as practicable giving a detailed breakdown of same) incurred in the six (6) months since the Date of Claim (a "NOTIFICATION") or the date of the previous Notification in defending the Infringement Claim. For the purposes of this Clause 16.5, the "BUYER'S COSTS" shall mean:

            (a) any court costs incurred in the relevant six (6) month period, being costs directly associated with any applications required to be made to court in connection with the Infringement Claim during the relevant six (6) month period, but excluding In-House and External Counsel fees;

            (b) where the Infringement Claim is settled or compromised or finally determined by a court of competent jurisdiction within the relevant six (6) month period, awarded or negotiated damages (but which shall for the purposes of Clauses 16.2 to 16.7 (inclusive) in either case be limited to such portion of those awarded or negotiated damages as consists of damages suffered in respect of direct losses incurred by the claimant up to the Date of Claim only) or awarded or negotiated royalties representing royalties (which for the avoidance of doubt shall be limited to royalties payable on the relevant products of the Target Group sold prior to the Date of Claim); and

            (c)   in the case of External Counsel, their reasonable legal fees but no other costs.

            If the Warrantors do not dispute the amount of the Buyer's Costs within fifteen (15) Business Days of the date of the Notification, the Warrantors shall be deemed to have accepted the amount of the Buyer's Costs set out in the Notification. In the event that the Warrantors dispute the amount of the Buyer's Costs, they shall notify the Buyer in writing within the said fifteen (15) Business Days. In the event that the Buyer and the Seller cannot agree on an amount in respect of the Buyer's Costs within a further ten (10) Business Days from the date of the Warrantors' response, the matter shall be referred to arbitration on the application of either party. In the event that the matter is referred to arbitration, the provisions of Clause 9.8(b) to 9.8(f) (inclusive) shall apply mutatis mutandis to such arbitration.

      16.6 Where the Buyer's Costs have been agreed or are deemed to be accepted by the Warrantors or are determined by arbitration ("AGREED BUYER'S COSTS"), the Buyer shall be entitled to withhold from any Buyer Payments due and payable to the Seller after the date on which such agreement is reached or deemed to be accepted or determined by arbitration, an amount equal to the Agreed Buyer's Costs and for the avoidance of doubt any Buyer Payments falling due for payment prior to the date on which the Buyer's Costs have been agreed or deemed to be accepted or are determined by arbitration, shall be paid without any withholding pursuant to this Clause 16.6.

      16.7 If the Infringement Claim has not been settled or compromised before the Third Anniversary, the following provisions shall apply:

            (a) Where the Warrantors have conduct of the defence of the Infringement Claim pursuant to Clause 16.4(a), the Buyer shall assume full responsibility for the further conduct of the defence of the Infringement Claim on the Third Anniversary, and shall procure the release of the Warrantors from any indemnity or security provided pursuant to Clause 16.4(a), subject to the discharge by the Warrantors of any outstanding costs reasonably and properly incurred by the Buyer pursuant to Clause 16.4(a).

            (b) As and from the Third Anniversary, but subject to Clause 16.7(e) below, the Warrantors shall have no further liability howsoever arising in respect of any Infringement Claim, and accordingly the Buyer shall indemnify and keep the Warrantors indemnified against any and all loss, damages, claims and expenses reasonably and properly incurred which the Warrantors may incur in respect of any Infringement Claim.

            (c) On the Third Anniversary or as soon as reasonably practicable thereafter and in any event within twenty (20) Business Days of the Third Anniversary, the Buyer and the Warrantors shall seek to determine the level of gross sales of the product(s) which is/are the subject of any Infringement Claims (the "PRODUCT") in the jurisdiction(s) in which the breach which is the subject of the Infringement Claims has allegedly occurred (the "RELEVANT JURISDICTION") during the twelve (12) months prior to the Date of Claim (the "RELEVANT PERIOD") (the "GROSS SALES"). The value of the Gross Sales shall be extracted from the audited accounts and all relevant working papers for the Relevant Period. In the event that the Buyer and the Warrantors cannot agree the amount of Gross Sales within said twenty (20) Business Days, the matter shall be referred to the Target Group's auditors, whose decision shall be binding save in the case of manifest error. For the purposes of allowing the parties or the auditors, as the case may be, to determine the Gross Sales, the Buyer and the Warrantors undertake to each other to procure (in so far as is within their respective powers of procurement) that all relevant information is shared with the auditors to allow the level of Gross Sales to be properly determined.

            (d) Where the Gross Sales have been agreed or determined by the auditors, they shall then constitute the "AGREED GROSS Sales". An amount equal to two per cent (2%) of the Agreed Gross Sales ("GROSS SALES DEDUCTION"), being a rate of royalty fee which might be negotiated as part of any settlement or compromise of or decision on any Infringement Claim ("ROYALTY RATE"), shall be retained in the Escrow Fund (notwithstanding any provisions in the Escrow Agreement relating to the termination of the Escrow Fund on the Third Anniversary) and dealt with in accordance with the remainder of this Clause 16.7.

            (e) Subject to Clause 16.7(f), if all Infringement Claims have been ultimately settled or compromised or determined by a court or other competent body, then if such settlement, compromise or determination included an amount of royalty payments based on a royalty rate lower than the Royalty Rate (the "ACTUAL ROYALTY RATE"), the Buyer shall refund to the Warrantors within five (5) Business Days of the settlement, compromise or determination of the last such Infringement Claim an amount equal to:

                  A - (B x C) in respect of each Infringement Claim pursuant to which a payment based on an Actual Royalty Rate was made

                  Less any licence fees, third party claims or third party costs or damages paid by the Buyer pursuant to the settlement, compromise or determination of any Infringement Claim

                  Where:

                  A =    Gross Sales Deduction

                  B =    Agreed Gross Sales

                  C =    Actual Royalty Rate

                  For the avoidance of doubt:

                  (i) if the Actual Royalty Rate is greater than two per cent (2%), the Buyer shall be solely liable in respect of all amounts payable in respect of the Infringement Claim in excess of the amount of the Gross Sales Deduction;

                  (ii) the aggregate liability of the Buyer to make any refund to the Warrantors pursuant to this Clause 16.7(e) shall be limited to the amount of the Gross Sales Deduction, and if the Gross Sales Deduction is paid out by the Buyer pursuant to the settlement, compromise or determination of an Infringement Claim in accordance with the terms of this Clause 16, then the Buyer shall have no liability to make any refund to the Warrantors pursuant to this Clause 16.7(e); and

                  (iii) if no royalty payments are required to be paid to the claimant as part of such settlement, compromise or determination, then the Buyer shall pay to the Warrantors within five (5) Business Days of such settlement, compromise or determination an amount equal to the Gross Sales Deduction less any licence fees, third party claims or third party costs or damages paid by the Buyer pursuant to the settlement, compromise or determination of any Infringement Claim.

            (f) On the eighth anniversary of Completion (the "EIGHTH ANNIVERSARY"), notwithstanding that any remaining Infringement Claims have not been settled, compromised or determined by a court or other competent body, the Buyer shall refund to the Warrantors within five (5) Business Days of the Eighth Anniversary an amount equal to the Gross Sales Deduction less any costs or expenses of the Buyer incurred, or amounts owing from the Warrantors to the Buyer, pursuant to the provisions of Clauses 16.2 to 16.7 (inclusive).

17.   FURTHER UNDERTAKINGS BY SELLER AND WARRANTORS

      17.1 The Seller and the Warrantors shall not and shall procure that no body corporate controlled by them (or which is currently controlled by them but ceases to be controlled by them during the currency of the restrictions in this Clause 17, or which comes under the control of any or all of them during the currency of the restrictions in this Clause 17) will, either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly:

            (a) for a period of two (2) years from the Completion Date carry on, or be engaged, concerned or interested in, or assist, any business competing, directly or indirectly, with any part or all of the Business in the Territory.

            (b) for a period of two (2) years from the Completion Date in competition with any part or all of the Business either seek to procure orders from, or do business with, or procure directly or indirectly any other person to seek to procure orders from or do business with, any person who has been a customer of any Target Group Company in any part or all of the Business at any time during the previous twelve (12) months period;

            (c) for a period of two (2) years from the Completion Date engage, employ, solicit, or contact with a view to the engagement or employment by any person, any employee, officer or manager of any Target Group Company;

            (d) do or say anything which is harmful to the reputation of any Target Group Company or which may lead any person to cease to deal with any Target Group Company in connection with any part or all of the Business on substantially equivalent terms to those previously offered or at all;

            (e) for a period of two (2) years from the Completion Date seek to contract with or engage, in such a way as to adversely affect the business of any Target Group Company as carried on at the date of this Agreement, any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to any Target Group Company at any time during the previous twelve (12) months period;

            with the intent that each of the foregoing provisions of this Clause
            17.1 shall constitute an entirely separate and independent restriction on the Seller and each of the Warrantors.

      17.2 It is agreed between the parties that, whilst the restrictions set out in Clause 17.1 are considered fair and reasonable, if it should be found that any of the restrictions be void or unenforceable as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges of activities set out in Clause 17.1 it would not be void or unenforceable then there shall be substituted such next less extensive period or limit or activity or such deletions shall be made as shall render Clause 17.1 valid and enforceable.

18.   INDEMNITIES

      18.1 The Warrantors hereby agree to indemnify and hold harmless and keep the Buyer indemnified for a period of four (4) years and nine (9) months from the Completion Date against all costs, claims, actions, proceedings, demands, losses, awards, penalties, fines, liabilities (including without limitation, any liability to Taxation) and expenses (including, without limitation, reasonable legal and other professional fees) which the Buyer or any Target Group Company may incur in relation to or arising out of or in connection with the Pre-Completion Reorganisation or any repayment of the Inter-Company Indebtedness.

      18.2 The Warrantors hereby agree to indemnify and hold harmless and keep the Buyer indemnified for a period of three (3) years from the Completion Date against all costs, claims, actions, proceedings, demands, losses, awards, penalties, fines, liabilities (including without limitation, any liability to Taxation) and expenses (including, without limitation, reasonable legal and other professional fees) which the Buyer or any Target Group Company may incur in relation to or arising out of or in connection with the employment of Shay Loftus by the Target Group prior to Completion including, but not limited to, any claim in relation to commission payments and/or any claim in respect of performance related matters.

      18.3 The Warrantors hereby agree to indemnify and hold harmless and keep the Buyer indemnified for a period of three (3) years from the Completion Date against all costs, claims, actions, proceedings, demands, losses, awards, penalties, fines, liabilities (including without limitation, any liability to Taxation) and expenses (including, without limitation, reasonable legal and other professional fees) which the Buyer or any Target Group Company may incur in relation to or arising out of or in connection with any redundancies implemented by the Seller or any Target Group Company prior to Completion.

      18.4 The Warrantors hereby agree to indemnify and hold harmless and keep the Buyer indemnified for a period of three (3) years from the Completion Date against all costs, claims, actions, proceedings, demands, losses, awards, penalties, fines, liabilities (including without limitation, any liability to Taxation) and expenses (including, without limitation, reasonable legal and other professional fees) which the Buyer or any Target Group Company may incur in relation to or arising out of or in connection with the claims made by Niall Geoghegan, Geraldine Burke and Lisa Whelan against any Target Group Company prior to Completion and which are not recovered by the Buyer or any Target Group Company from the pre-Completion insurer of the Target Group Companies.

19.   PENSIONS

      19.1 For the purposes of this Clause only, "DEFINED BENEFIT SCHEME" means a pension scheme under which the amount of some or all of the retirement benefits payable to or in respect of a member of the scheme is calculated in accordance with a pre-determined formula which takes account of the service of the member to retirement, death or withdrawal and the remuneration of the member averaged over his service at or close to his retirement, death or withdrawal within the meaning of Section 2 of the Pensions Act and includes in particular the Discontinued Schemes as defined in paragraph 16 of
            Schedule 4 hereto.

      19.2 The Warrantors and the Seller hereby agree to indemnify and hold harmless and keep the Buyer indemnified for a period of five (5) years commencing on 20th March, 2003 against all costs, claims, debts, charges, actions, proceedings, demands, losses, awards, penalties, fines, liabilities (including without limitation, any liability to taxation) and expenses (including, without limitation, legal and other professional fees, and fines under the provisions of the Pensions Acts 1990-2004 and expenses relating to compliance with a direction of the Pensions Ombudsman) which either the Buyer or Seller Group may incur suffer or have brought against it, (a "PENSION CLAIM") in relation to any such Defined Benefit Scheme or its administration or operation including but not limited to any Pension Claim arising from or related directly or indirectly to:

            (a) the Seller Group not paying the required amount of employer contributions in accordance with the Defined Benefit Scheme trust deed and rules;

            (b) any trustee failing to collect the required amount of employer contributions due to any such Defined Benefit Scheme in accordance with the Defined Benefit Scheme trust deed and rules and/or arrange the timely investment of employer contributions;

            (c) the administration, implementation, trusteeship, management or supervision of the winding up, of any Defined Benefit Scheme;

            (d) the transfer of members or their entitlements to another scheme; or

            (e) any breach by the Seller Group whether as a trustee or on its own behalf, or by any of the trustees (current or former) of a Defined Benefit Scheme, of the Pensions Acts 1990-2004 and any regulations made thereunder and all other laws or regulations applicable to an Occupational Pension Scheme as defined in the Pensions Acts 1990 - 2004 or of any obligation to any current or former employee of Seller Group (or the spouse, dependant or personal representative of such individual) under any such Defined Benefit Scheme prior to the Completion Date.

      19.3 The Warrantors and the Seller further agree to indemnify and hold harmless and keep the Buyer indemnified for a period of five (5) years commencing on 20th March, 2003 against any obligation which may arise for the Buyer to indemnify each and any and every trustee and former trustee of any Defined Benefit Scheme.

20.   GUARANTEE

      20.1  THE WARRANTORS' GUARANTEE

            (a) In consideration of the Buyer entering into this Agreement, the Warrantors hereby unconditionally guarantee to the Buyer the due and punctual performance and observance by the Seller of all its obligations hereunder and the punctual discharge by the Seller of its liabilities to the Buyer contained in or arising under this Agreement (the "WARRANTORS' GUARANTEE").

            (b) The Warrantors' Guarantee shall be a continuing guarantee and shall continue in full force and effect until all liabilities or purported liabilities of the Seller arising hereunder, and all monies owing or payable or purported to be owing or payable by the Seller under this Agreement (as amended by agreement between the parties hereto from time to time) or arising from any termination of this Agreement shall have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Seller or any change in the status of the Seller. For the avoidance of doubt, the obligations of the Warrantors pursuant to this Clause 20.1 shall not be affected by the liquidation of the Seller (whether by its members or creditors) or the Seller being struck off the register of companies maintained by the Registrar of Companies.

            (c) The Warrantors shall not be exonerated or discharged nor shall their liability be affected by any forbearance, whether as to payment, time, performance or otherwise howsoever or by any other indulgence being given to the Seller or by the variation of the terms of this Agreement or by any act, thing, omission or means whatsoever which, but for this provision, might operate to exonerate or discharge the Warrantors from their obligations under the Warrantors' Guarantee.

      20.2  THE PARENT'S GUARANTEE

            (a) In consideration of the Seller entering into this Agreement, the Parent hereby unconditionally guarantees to the Seller the due and punctual performance by the Buyer of all of its payment obligations hereunder (the "PARENT'S GUARANTEE").

            (b) The Parent's Guarantee shall be a continuing guarantee and shall continue in full force and effect until all monies owing or payable or purported to be owing or payable by the Buyer under this Agreement (as amended by agreement between the parties hereto from time to time) or arising from any termination of this Agreement shall have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Buyer or any change in the status of the Buyer.

            (c) The Parent shall not be exonerated nor discharged nor shall its liability be affected by any forbearance, whether as to payment, time, performance or otherwise howsoever or by any other indulgence being given to the Buyer or by the variation of the terms of this Agreement or by any act, thing, omission or means whatsoever which, but for this provision, might operate to exonerate or discharge the Parent from its obligations under the Parent's Guarantee.

21.   ASSIGNMENT

      21.1  The Buyer may:

            (a) at any time assign all or any part of the benefit of, or its rights or benefits under, this Agreement to any member of the Buyer Group; and

            (b) at any time after the end of the Earn-Out Period, assign all or any part of the benefit of, or its rights or benefits under, this Agreement to any person.

      21.2 The Seller and the Warrantors shall not assign all or any part of the benefit of, or their rights or benefits under, this Agreement without the prior written consent of the Buyer, other than as permitted by Clause 21.4.

      21.3 The Buyer may disclose to a proposed assignee information in its possession relating to the provisions of this Agreement and the other party which it is necessary to disclose for the purposes of the proposed assignment, notwithstanding the provisions of Clause 23 (Confidentiality).

      21.4 In consideration of the Warrantors guaranteeing the obligations of the Seller to the Buyer pursuant to Clause 20.1(a) hereof, the Buyer irrevocably consents, in the event of a members' voluntary liquidation of the Seller following the Completion Date and as part of such liquidation process, to any distribution, assignment, novation or disposal (howsoever arising) of all the Seller's rights, title, obligations and interests under this Agreement generally to the Warrantors or to a Seller Group Company. The Buyer shall, at the request of the Warrantors but subject to it being indemnified in respect of its reasonable costs, execute any documentation in a form reasonably satisfactory to the

            Buyer that may be reasonably required of it in order to give effect to such consent.

22.   ANNOUNCEMENTS

      22.1 No announcement concerning the transaction contemplated by this Agreement or any ancillary matter shall be made by either party without the prior written consent of the other, such consent not to be unreasonably withheld or delayed. This restriction does not apply in the circumstances described in Clause 22.2.

      22.2 Following Completion, either party may, after notice to the other party, make an announcement concerning the transaction contemplated by this Agreement or any ancillary matter if required by:

            (a)   law; or

            (b) any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (amongst other bodies) the Irish Stock Exchange, the Irish Takeover Panel or the Irish Competition Authority, whether or not the requirement has the force of law.

23.   CONFIDENTIALITY

      23.1 Each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

            (a)   the provisions of this Agreement;

            (b)   the negotiations relating to this Agreement;

            (c)   the subject matter of this Agreement; or

            (d)   the other party.

            This Clause shall not apply in the circumstances described in Clause 23.2.

      23.2 Either party may disclose information which would otherwise be confidential:

            (a) if and to the extent required by law or for the purpose of any judicial inquiry or proceedings;

            (b) if and to the extent required by existing contractual obligations;

            (c) if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (amongst other bodies) the Irish Stock Exchange or the Panel, whether or not the requirement for information has the force of law;

            (d) if and to the extent required to vest the full benefit of this Agreement in that party;

            (e)   to its professional advisers, auditors and bankers;

            (f) if and to the extent the other party has given prior written consent to the disclosure; or

            (g) if and to the extent the information has come into the public domain through no fault of that party.

      23.3 Any information to be disclosed pursuant to Clauses 23.2(a) to 23.2(g) shall be disclosed only after notice to the other party.

      23.4 Notwithstanding the generality of the foregoing provisions of this Clause 23, the Seller and the Warrantors shall not and shall procure that no body corporate controlled by them shall, at any time after the date of this Agreement, make use of or disclose for their own benefit or for or on behalf of or to any other person any Confidential Information which may be within or may come to their knowledge.

      23.5 The Seller and the Warrantors shall and shall procure that any body corporate controlled by them, will use all reasonable endeavours to prevent the disclosure of any Confidential Information.

      23.6  Clause 23.4 shall not apply to:

            (a) disclosure of any Confidential Information to officers or employees of the Buyer or any Target Group Company whose province it is to know about the Confidential Information;

            (b) disclosure of any Confidential Information required by law or by a recognised stock exchange;

            (c) disclosure of any Confidential Information to any professional adviser, auditor or banker for the purpose of advising the Seller or the Warrantors and on terms that this Clause 23 shall apply to any use or disclosure by the professional adviser, auditor or banker;

            (d) any Confidential Information which comes into the public domain otherwise than by breach of this Clause 23 by the Seller or the Warrantors.

24.   COSTS

      Except as otherwise provided in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement and all other agreements forming part of the sale and purchase of the Shares contemplated by this Agreement. In addition, the Warrantors shall pay all the costs and expenses of the Warrantors and/or the Seller Group and/or the Target

      Group Companies arising out of or in connection with the Pre-Completion Reorganisation.

25.   FURTHER ASSURANCE

      25.1 Each of the Warrantors and the Seller shall, from time to time on request and at his own expense, do or procure the doing of all acts and/or the execution of all documents in a form satisfactory to the Buyer which the Buyer may consider necessary for giving full effect to this Agreement and securing to the Buyer the full benefit of the rights, powers and remedies conferred upon the Buyer in or by this Agreement.

      25.2 Each of the Warrantors and the Seller irrevocably appoints the Buyer as his/its attorney to sign, execute and deliver on his/its behalf all deeds and documents and to do all acts and things necessary for giving full effect to this Agreement and securing to the full benefit of the rights, powers and remedies conferred upon the Buyer in or by this Agreement.

26.   REMEDIES AND WAIVERS

      26.1 No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

            (a)   affect that right, power or remedy; or

            (b)   operate as a waiver of it.

      26.2 The exercise or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

      26.3 The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

27.   SEVERABILITY

      If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

      27.1 the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

      27.2 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

28.   JOINT LIABILITY

      28.1 The obligations of the Warrantors under this Agreement are joint and are subject to the provisions of Clause 13.1(c).

      28.2 If any liability of one or some but not all of the Warrantors is, or becomes, illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Warrantors under this Agreement.

      28.3 Subject to Clause 13.1(c), where any liability of one or some but not all of the Warrantors arising out of an obligation which is joint is released (in whole or in party) whether by deed, by accord and satisfaction or otherwise, the other Warrantors shall continue to be jointly liable on that obligation.

      28.4 Any notice given by the Buyer or the Parent to any one or more of the Warrantors shall be deemed to be a notice given to all the Warrantors, and any notice received by the Buyer or the Parent from any of the Warrantors shall be deemed to be a notice given jointly by all of the Warrantors.

      28.5 Wherever in this Agreement provision is made for the payment by the Buyer to the Warrantors payment by the Buyer to the Seller's Solicitors or any one of the Warrantors shall constitute discharge by the Buyer of its obligation to make such payment and the Buyer shall not be obliged to see to the application of the monies paid as between the relevant Warrantors.

29.   GENERAL

      29.1 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

      29.2 This Agreement shall enure to the benefit of and be binding upon the personal representatives and estate or successors and assigns (as the case may be) of the parties.

30.   NOTICES

      30.1 Subject to Clause 30.2, any notice or other communication under this Agreement shall only be effective if it is in writing.

      30.2 Communication by electronic mail shall not be effective under this Agreement.

      30.3 Any notice or other communication given or made under this Agreement shall be addressed as provided in Clause 30.5 and, if so addressed, shall, in the absence of earlier receipt, be deemed to have been duly given or made as follows:

            (a) if sent by personal delivery, on delivery at the address of the relevant party;

            (b) if sent by pre-paid post, two clear Business Days after the date of posting;

            (c) if sent by facsimile, on the Business Day after having been transmitted.

      30.4 Any notice or other communication given or made, or deemed to have been given or made, outside Working Hours will be deemed not to have been given or made until the start of the next period of Working Hours.

      30.5  The relevant notice details are:

            THE WARRANTORS:    As set out in Schedule 1

            THE BUYER:         General Counsel
                               Inter-Tel Incorporated
                               1615 So. 52nd St.
                               Tempe
                               Arizona 85281
                               Facsimile Number: 480 449 8929

            With a copy to:    Chief Financial Officer
                               Inter-Tel Incorporated
                               1615 So. 52nd St.
                               Tempe
                               Arizona 85281
                               Facsimile Number: 480 449 8929

            THE SELLER:        The Company Secretary
                               Lake Holdings Limited
                               c/o KPMG, 1 Stokes Place, Dublin 2

            THE PARENT:        General Counsel
                               Inter-Tel Incorporated
                               1615 So. 52nd St.
                               Tempe
                               Arizona 85281
                               Facsimile Number: 480 449 8929

            With a copy to:    Chief Financial Officer
                               Inter-Tel Incorporated
                               1615 So. 52nd St.
                               Tempe
                               Arizona 85281
                               Facsimile Number: 480 449 8929

      30.6 A party may notify the other parties of a change to its notice details. That notification shall only be effective on:

            (a)   any effective date specified in the notification; or

            (b) if no effective date is specified or the effective date specified is less than five (5) clear Business Days after the date when notice is received, the date falling five (5) clear Business Days after the notification has been received.

      30.7 The provisions of this Clause shall not apply in relation to the service of Service Documents (as defined in Clause 31.5).

31.   GOVERNING LAW AND JURISDICTION

      31.1 This Agreement is governed by, and shall be construed in accordance with the laws of Ireland.

      31.2 Subject to Clause 31.3, each of the parties to this Agreement irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement (the "PROCEEDINGS") shall, subject to Clause 31.3, therefore be brought in the courts of Ireland.

      31.3 In the event that any of the Warrantors cease to reside in Ireland or any significant assets belonging to any of the Warrantors are transferred outside the jurisdiction of Ireland following Completion, notwithstanding the provisions of Clause 31.2 the Buyer shall be entitled to bring Proceedings in any jurisdiction(s) where a Warrantor resides or any significant assets belonging to a Warrantor are located at the date of issue of the Proceedings. The taking of Proceedings in any one or more jurisdictions referred to in Clause 31.2 or this Clause 31.3 shall not preclude the taking of Proceedings in any of those jurisdictions (whether concurrently or not) if and to the extent permitted by applicable law.

      31.4 Each of the parties to this Agreement irrevocably waives any objection to Proceedings in the courts referred to in Clauses 31.2 and 31.3 on the grounds of venue or on the grounds of forum non conveniens.

      31.5 "SERVICE DOCUMENT" means a writ, summons, order, judgment or other document relating to or issued in connection with any Proceedings.

      31.6 The Buyer and the Parent irrevocably appoint John Glackin of Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2 to be its agent for the service of process in Ireland. The Buyer and the Parent agree that any Service Document may be effectively served on them in connection with Proceedings in Ireland by service on their agent.

      31.7 Any Service Document shall be deemed to have been duly served if marked for the attention of John Glackin, Arthur Cox at Earlsfort Centre, Earlsfort Terrace, Dublin 2 or such other address within Ireland as may be notified and:

            (a)   left at the specified address; or

            (b)   sent to the specified address by pre-paid post.

            In the case of (a) the Service Document shall be deemed to have been duly served when it is left. In the case of (b) the Service Document shall be deemed to have been duly served three (3) clear Business Days after the date of posting.

      31.8 If the agent at any time ceases for any reason to act as such, the Buyer and the Parent shall appoint a replacement agent having an address for service in Ireland and shall notify the Seller of the name and address of the replacement agent. Failing such appointment and notification, the Seller shall be entitled by notice to the Buyer and the Parent to appoint a replacement agent to act on the Buyer's and the Parent's behalf. The provisions of this Clause applying to service on an agent apply equally to service on a replacement agent.

      31.9 A copy of any Service Document served on an agent shall be sent by post to the Buyer and/or the Parent (as the case may be).

32.   ENTIRE AGREEMENT

      32.1 For the purposes of this Clause, "PRE-CONTRACTUAL STATEMENT" means a Draft agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to this Agreement made or given by a party to this Agreement or any other person at any time prior to the date of this Agreement.

      32.2 This Agreement and the Disclosure Letter together with, on the Completion Date, the Completion Disclosure Letter constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares as contemplated by this Agreement and, save in respect of fraud, the parties hereto shall have no claim other than a claim for breach of contract in respect of the Warranties set out herein.

      32.3 Except to the extent repeated in this Agreement, this Agreement supersedes and extinguishes any Pre-contractual Statement.

      32.4 Each party acknowledges that in entering into this Agreement it is not relying upon any Pre-contractual Statement which is not set out in this Agreement.

      32.5 Subject to Clause 32.2, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement (except in the case of fraud) except to the extent repeated in this Agreement.

33.   COUNTERPARTS

      33.1 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

      33.2 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

Signed, sealed and delivered by                  _______________________________
ANTHONY BERMINGHAM
in the presence of:

Signature of witness: ______________________________
Name:                 ______________________________
Address:              ______________________________
                      ______________________________
Occupation:           ______________________________

Signed, sealed and delivered by                  _______________________________
CAOIMHIN O'LAOI
in the presence of:

Signature of witness: ______________________________
Name:                 ______________________________
Address:              ______________________________
                      ______________________________
Occupation:           ______________________________

Signed, sealed and delivered by                  _______________________________
MICHAEL O'DWYER
in the presence of:

Signature of witness: ______________________________
Name:                 ______________________________
Address:              ______________________________
                      ______________________________
Occupation:           ______________________________

Signed, sealed and delivered by                  _______________________________
MICHAEL TOPE
in the presence of:

Signature of witness: ______________________________
Name:                 ______________________________
Address:              ______________________________
                      ______________________________
Occupation:           ______________________________

Signed by                                        _______________________________
for and on behalf of
INTER-TEL LAKE LIMITED
in the presence of:

Signature of witness: ______________________________
Name:                 ______________________________
Address:              ______________________________
                      ______________________________
Occupation:           ______________________________

Signed by                                        _______________________________
for and on behalf of
LAKE HOLDINGS LIMITED
in the presence of:

Signature of witness: ______________________________
Name:                 ______________________________
Address:              ______________________________
                      ______________________________
Occupation:           ______________________________

Signed by                                        _______________________________
for and on behalf of
INTER-TEL INC
in the presence of:

Signature of witness: ______________________________
Name:                 ______________________________
Address:              ______________________________
                      ______________________________
Occupation:           ______________________________